EXHIBIT 10.83

EXECUTION COPY

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of

August 18, 2005

Among

USEC INC.,
And

UNITED STATES ENRICHMENT CORPORATION,
as joint and several co-borrowers,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

JPMORGAN CHASE BANK, N.A.,
as Administrative and Collateral Agent,

J.P. MORGAN SECURITIES, INC.,
MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Book Managers and Joint Lead Arrangers,

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., and
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Co-Syndication Agents,

GMAC COMMERCIAL FINANCE LLC and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents, and

CIT CAPITAL SECURITIES, LLC
as Co-Agent

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of August 18, 2005, among USEC INC., a Delaware corporation, and UNITED STATES ENRICHMENT CORPORATION, a Delaware corporation, the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative and Collateral Agent, J.P. MORGAN SECURITIES, INC., MERRILL LYNCH CAPITAL, a division of MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., and GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Book Managers and Joint Lead Arrangers, MERRILL LYNCH CAPITAL, a division of MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., and GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Syndication Agents, GMAC COMMERCIAL FINANCE LLC and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, and CIT CAPITAL SECURITIES, LLC, as Co-Agent.

RECITALS:

WHEREAS, United States Enrichment Corporation, a wholly owned subsidiary of USEC Inc., is party to that certain Revolving Credit Agreement dated as of September 27, 2002, as amended (the “Existing Credit Agreement”) among United States Enrichment Corporation, as “Borrower”, each of the financial institutions party thereto as “Lenders” thereunder (the “Existing Lenders”), JPMorgan Chase Bank, N.A., as “Administrative Agent” thereunder, and the other financial institutions named therein as “agents” thereunder; and

WHEREAS, USEC Inc. and its direct and indirect subsidiaries NAC Holding Inc., a Delaware corporation, and NAC International, Inc., a Delaware corporation, are guarantors (collectively, the “Existing Guarantors”) of the obligations of United States Enrichment Corporation under the Existing Credit Agreement; and

WHEREAS, USEC Inc. and United States Enrichment Corporation desire to amend and restate the Existing Credit Agreement in its entirety, to, among other things, increase the aggregate amount of the Commitments (as defined in the Existing Credit Agreement) and provide for USEC Inc. and United States Enrichment Corporation to be joint and several co-borrowers; and

WHEREAS, USEC Inc., United States Enrichment Corporation and the other Existing Guarantors are members of a consolidated group of companies engaged in similar or related businesses and will derive benefits from the extensions of credit under this Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances to, and the Issuing Bank is willing to issue Letters of Credit for the benefit of, the Borrowers under this Agreement.

NOW, THEREFORE, the Borrowers, the Lenders and the Administrative Agent hereby agree that the Existing Credit Agreement be, and it hereby is, amended and restated in its entirety by this Agreement, and the Borrowers, the Lenders and the Administrative Agent hereby further agree as follows:

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative and collateral agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Revolving Credit Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Commitment Rate” means with respect to the Revolving Credit Commitment Fee accruing on any day,

(a) if such day occurs prior to January 1, 2006, 0.500% per annum; and

(b) if such day occurs on or after January 1, 2006,

the percentage rate per annum set forth below that corresponds to the Percent Utilization, as determined by the Administrative Agent, for the fiscal quarter most recently ended commencing with the fiscal quarter ended December 31, 2005; provided that the rate shall not change until the first Business Day after the end of such fiscal quarter; provided further that during the continuance of an Event of Default, the Applicable Commitment Rate shall be determined for the period from and including the date from which such Event of Default shall have occurred, but excluding the date upon which such Event of Default is cured or waived, as if the applicable Percent Utilization was less than 50%.

Percent Utilization	Revolving Credit Commitment Fee

Greater than or equal to 50%	0.375%

Less than 50%	0.500%

“Applicable Margin” means with respect to interest accruing on any day in respect of any ABR Loan or Eurodollar Loan,

(a) if such day occurs on or after the Effective Date and prior to the date that is three (3) Business Days after the date of delivery of the Borrowing Base Certificate referred to in clause (b) below, (i) with respect to Loans that are Eurodollar Loans, 2.00% and (ii) with respect to Loans that are ABR Loans, 0.25%; and

(b) if such day occurs on or after the date that is three (3) Business Days after the date upon which the Borrowers shall have delivered to the Administrative Agent the Borrowing Base Certificate for the fiscal month ended December 31, 2005 pursuant to Section 5.01(g), the percentage set forth below that corresponds to the Trailing Average Collateral Availability, as determined by the Administrative Agent, for the fiscal quarter most recently ended prior to such day for which a Borrowing Base Certificate required pursuant to Section 5.01(g) hereof shall have been delivered to the Administrative Agent; provided that the percentage shall not change until three (3) Business Days after the receipt of such Borrowing Base Certificate for the last month of the applicable fiscal quarter; provided further that if the Borrowers shall fail to timely deliver such Borrowing Base Certificate for any such fiscal month or during the continuance of an Event of Default, then the Applicable Margin with respect to ABR Loans and Eurodollar Loans shall be determined for the period (i) from and including the date three (3) Business Days after the date upon which such Borrowing Base Certificate was required to be delivered to but excluding the date upon which a Borrowing Base Certificate complying with Section 5.01(g) is delivered or (ii) from and including the date from which such Event of Default shall have occurred but excluding the date upon which such Event of Default is cured or waived as if the applicable Trailing Average Collateral Availability was less than $75,000,000.

Trailing Average Collateral Availability	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans

Less than $75,000,000	0.75%	2.50%

Greater than or equal to $75,000,000 but less than $100,000,000	0.50%	2.25%

Greater than or equal to $100,000,000	0.25%	2.00%

To the extent that a change in the Applicable Margin occurs during the pendency of an Interest Period for an existing Eurodollar Loan, the Applicable Margin shall remain the same for the remainder of the Interest Period for such existing Eurodollar Loan.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Capital Expenditure Program” means any capital expenditure program receiving all necessary internal Holdings’ approvals, including approval by Holdings’ board of directors, if applicable, and includes, without limitation, the American Centrifuge project.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“ASTM” means the American Society for Testing and Materials.

“Availability” means, at any time, the difference between (a) the lesser at such time of (i) the aggregate Commitments of all Lenders and (ii) the Borrowing Base, and (b) the sum at such time of (i) the unpaid principal balance of the Loans and all accrued interest, fees and expenses plus (ii) the LC Exposure plus (iii) the Senior Note Reserve.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, as of any date of determination, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in its Permitted Discretion upon reasonable prior notice to the Credit Parties: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do, or reasonably would be expected to, materially adversely affect either (i) the Collateral or its value or (ii) the security interests and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect the Administrative Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrowers is or may have been incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts which the Administrative Agent reasonably determines in good faith constitutes a Default or (d) to reflect any Derivative Obligations.

“Available Liquidity” means, at any time, the sum, without duplication, of (a) Availability at such time, plus (b) the aggregate amount of unrestricted cash of the Credit Parties in which the Administrative Agent has a first priority Lien and which is on deposit in deposit accounts maintained with the Administrative Agent or deposit accounts subject to account control agreements satisfactory to the Administrative Agent in its Permitted Discretion as of the last day of the month (or more recent date) set forth in the most recent Available Liquidity Certificate delivered by the Borrowers to the Administrative Agent pursuant to Section 5.01(h) hereof, plus (c) the aggregate amount of Permitted Investments of the Credit Parties not subject to any other Liens in which the Administrative Agent has a first priority Lien pursuant to account control agreements satisfactory to the Administrative Agent in its Permitted Discretion as of the last day of the month (or more recent date) set forth in the most recent Available Liquidity Certificate delivered by the Borrowers to the Administrative Agent pursuant to Section 5.01(h) hereof.

“Available Liquidity Certificate” has the meaning assigned to such term in Section 5.01(h) hereof.

“Banking Service Obligations” means any and all obligations of the Credit Parties (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired), in connection with treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, overdraft credit, return items and interstate depository network services) provided to any Credit Party by the Administrative Agent, any Lender or any of their respective Affiliates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means Holdings and Enrichment, as joint and several co-borrowers; and “Borrower” means either of them individually.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” means an amount equal to the sum of:

(a) up to eighty-five percent (85%) of the remainder of (i) the Net Amount of Eligible Receivables minus (ii) the Borrowing Base Reserves (Receivables)

Plus

(b) the lesser of:

(i) up to eighty-five percent (85%) of the remainder of (A) the net orderly liquidation value of Eligible Inventory minus (B) the Borrowing Base Reserves (Inventory); and

(ii) up to sixty-five percent (65%) of the remainder of (A) the Net Amount of Eligible Inventory minus (B) the Borrowing Base Reserves (Inventory); and

(iii) $325,000,000

Minus

(c)	the Availability Reserves.

The Borrowing Base will be computed monthly or more often as may be requested by the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties.

The “net orderly liquidation value” of Eligible Inventory as of the Effective Date was established pursuant to an April 2005 appraisal prepared by DoveBid and submitted to the Administrative Agent (the “2005 Appraisal”), which 2005 Appraisal, among other things, sets forth a net liquidation percentage used in determining the net orderly liquidation value of Eligible Inventory. Until such time as another appraisal of inventory shall be conducted at the request of the Administrative Agent in accordance with Section 5.04, the net orderly liquidation value of Eligible Inventory shall be determined based on the net liquidation percentage set forth in the 2005 Appraisal. Thereafter, the net orderly liquidation value of Eligible Inventory shall be determined based on the net liquidation percentage set forth in the most recent inventory appraisal conducted in accordance with Section 5.04.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 5.01(g) hereof.

“Borrowing Base Reserves (Inventory)”means, as of any date of determination, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in its Permitted Discretion upon reasonable prior notice to the Credit Parties to reflect, among other things: (a) potential material adverse landlord claims resulting from the absence of landlord waivers, environmental costs, rent, the cost of tails disposition not otherwise covered by surety bonds or Letters of Credit and estimated DOE Lease Turnover Obligations, (b) potential shortfalls in inventory of (i) natural uranium meeting applicable ASTM specifications needed to meet the Credit Parties’ obligations to Customers and/or (ii) enriched uranium meeting applicable ASTM specifications needed to meet the Credit Parties’ obligations to Customers, (c) potential mark-to-market costs, (d) inventory subject to other liens and (e) variances between estimated and physical amounts of inventory; provided that, upon the Administrative Agent’s receipt of a letter agreement or other writing from the DOE in form and substance satisfactory to the Administrative Agent in its Permitted Discretion granting the Administrative Agent rights to access and dispose of collateral on the premises leased from the DOE by the Borrowers, the Administrative Agent shall no longer require a reserve for estimated DOE Lease Turnover Obligations.

“Borrowing Base Reserves (Receivables)” means, as of any date of determination, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in its Permitted Discretion to reflect, among other things: (a) foreign credit Receivable insurance premiums, Customer and country limitations and related items which may include, among other things, the overall policy limit, (b) a percentage (in no event greater than fifty percent (50%)) of the potential Customer offsets for inventory of Customers held by the Credit Parties as determined by the Administrative Agent in its Permitted Discretion, which shall initially be at the percentage indicated in the opening Borrowing Base Certificate delivered pursuant to Section 4.01(j)(ii), (c) potential damages of Customers claimed under their supply contracts with the Credit Parties, (d) changes in the rated credit status of Customers, and (e) Receivables dilution in the event dilution exceeds five percent (5%) of the total amount of Receivables at such time as shown in periodic field examinations.

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean all expenditures for the acquisition or leasing (pursuant to a capital lease) of assets or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means with respect to Holdings and its Subsidiaries for any period, Interest Expense for such period less all non-cash items constituting Interest Expense during such period (including amortization of debt discounts and payments of interest on Indebtedness by issuance of Indebtedness).

“Casualty Event” shall mean, with respect to any property of Holdings or its Subsidiaries, any loss of title with respect to such property or any loss or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property or any interruption of the business of Holdings or any Subsidiary which is covered by business interruption insurance.

“Change in Control” means (i) any person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) or group of related persons, together with affiliates thereof, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the Equity Interests with voting power of Holdings; or (ii) Holdings shall cease to own 100% of the Equity Interests of Enrichment.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property and assets of the Credit Parties on which Liens are granted or purported to be granted pursuant to any Financing Document.

“Collateral Availability” means at any time the remainder of (a) the Borrowing Base minus (b) the sum of (i) the unpaid principal balance of the Loans and all accrued interest, fees and expenses plus (ii) the LC Exposure plus (iii) the Senior Note Reserve.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $400,000,000. Effective upon the assignment of an interest pursuant to Section 9.04, Schedule 2.01 may be amended by the Administrative Agent to reflect such assignment.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d) hereof.

“Consolidated EBITDA” means for any period, with respect to Holdings and its Subsidiaries, the sum of (a) Net Income, plus (b) Interest Expense, plus (c) income tax expense, plus (d) depreciation of assets, plus (e) amortization of intangible assets, plus (f) the write-down of intangible assets that consist of goodwill, plus (g) all cash and non-cash extraordinary expenses or non-operating expenses and losses (provided that all such cash items added back to Net Income pursuant to this clause (g) shall not exceed $10,000,000 for any twelve-month period except that during the twelve-month period in which the Borrowers cease enrichment operations at the Paducah facility in connection with the transfer of operations to the new American Centrifuge facility, all such cash items added back to Net Income pursuant to this clause (g) shall not exceed $17,500,000), plus (h) non-recurring cash fees, costs and expenses incurred and paid by Holdings and its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement, the arrangement and syndication of the Loans and related Transactions minus (i) all cash and non-cash extraordinary or non-operating income and gains, in each case as such items are used in the computation of Holdings’ and its Subsidiaries’ Net Income for such period computed in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Borrowers and the Guarantors collectively; and “Credit Party” means any of them individually.

“Customer” means and includes the account debtor or obligor with respect to any Receivable.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Obligations” means every obligation of a Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency or exchange rates or valuations.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedules 3.05 and 3.08.

“DOE Agreement” means that certain Agreement dated June 17, 2002 between Holdings and the DOE as attached to Holdings’ Form 8-K filed with the Securities and Exchange Commission on June 21, 2002 (as the same may from time to time be amended, modified, supplemented or restated in accordance with its terms).

“DOE” means the United States Department of Energy.

“DOE Collateral” means uranium feed collateral, the Receivables arising from the sale thereof, all contracts and agreements for the sale thereof, books and records related thereto and all proceeds thereof, which are subject to Liens in favor of the DOE pursuant to the DOE Security Agreement. The Credit Parties shall cause all inventory constituting DOE Collateral to be maintained in specifically designated cylinders and physically separated from Eligible Inventory, and shall maintain separate written or electronic records identifying all Receivables constituting DOE Collateral.

“DOE Lease Turnover Obligations” means the future lease turnover obligations of the Credit Parties to the DOE under the Credit Parties’ leases with the DOE of the Paducah and Portsmouth gaseous diffusion plants. The estimated DOE Lease Turnover Obligations as of the Effective Date total $57,800,000.

“DOE Security Agreement” means that certain Security Agreement dated as of February 2, 2005 by Holdings and Enrichment in favor of the DOE (as the same may be modified, amended, supplemented, renewed or restated from time to time).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (d) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $1,000,000,000; and (f) any other Person approved by the Administrative Agent and the Borrowers (provided that no approval of the Borrowers shall be required if an Event of Default has occurred and is continuing); provided that none of the Credit Parties or any of their Affiliates shall qualify as an Eligible Assignee under this definition.

“Eligible Inventory” means inventory of the Credit Parties comprised solely of raw materials in the form of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof) and finished goods in the form of the SWU Component of Enriched Commercial Grade UF6 (ECGU) meeting ASTM C 996-04e1 (or any revision or replacement thereof) (and specifically excluding work in process, packaging, stores, supplies and capitalization costs) which is not obsolete, slow-moving, contaminated or otherwise unmerchantable; provided, however, that Eligible Inventory shall in no event include inventory (including components of finished goods) which:

(a) is on consignment, is not in conformity with the representations and warranties made by the Credit Parties under the Financing Documents or is not located at one of the addresses for locations of Collateral set forth on Annex C to the Security Agreement and with respect to which the Administrative Agent has not been granted and has not perfected a valid, first priority security interest; except that landlord waivers shall not be required from the DOE;

(b) is in transit other than between locations owned, leased or otherwise controlled by the Credit Parties or to Fabricators with respect to which the Administrative Agent has received an appropriate processor’s agreement in form and substance satisfactory to the Administrative Agent or between locations listed on Annex C of the Security Agreement;

(c) has been returned or rejected by a Customer;

(d) is owned by a Customer of any Credit Party or other third parties in the Credit Parties’ systems of accounts;

(e) consists of highly-enriched uranium (HEU) also referred to as weapons grade;

(f) is sold under a licensed trademark, if the Administrative Agent has not received a licensor waiver letter, in form and substance satisfactory to the Administrative Agent, duly executed by the licensor, with respect to the rights of the Administrative Agent to use the trademark to sell or otherwise dispose of such inventory; or

(g) constitutes part of the DOE Collateral; or

(h) is otherwise not acceptable to the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties.

Standards of eligibility may be fixed and revised from time to time by the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties. In determining eligibility, the Administrative Agent may, but need not, rely on reports and schedules furnished by the Credit Parties, but reliance by the Administrative Agent thereon from time to time shall not be deemed to limit the right of the Administrative Agent to revise standards of eligibility at any time as to both present and future inventory of the Credit Parties. Notwithstanding anything to the contrary set forth herein, no inventory of a Guarantor shall be included as “Eligible Inventory” unless and until the Administrative Agent shall have completed and shall be satisfied, in its Permitted Discretion, with the results of, an initial field examination and inventory appraisal with respect to the inventory of such Guarantor, as the Administrative Agent deems appropriate in its Permitted Discretion.

“Eligible Receivables” means Receivables created by the Credit Parties in the ordinary course of business arising out of the sale of goods or rendition of services by the Credit Parties; provided that Receivables which constitute part of the DOE Collateral shall not constitute Eligible Receivables and Receivables which the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties has determined are not acceptable shall not constitute Eligible Receivables; and provided further that a Receivable shall in no event be deemed to be an Eligible Receivable unless:

(a) all payments due on the Receivable have been invoiced and the underlying goods either delivered or credited to the Customer’s account with the Credit Parties or with a Fabricator with, if applicable (e.g., in the case of a sale of the SWU component of enriched uranium), a related debit to the Customer’s feed account with the Credit Parties, as the case may be;

(b) the payment due on the Receivable, if it is owing from one of the Customers identified on Schedule 1.01 hereto (which schedule may be amended from time to time by the Borrowers with the consent of the Administrative Agent and the Required Lenders), is not more than 120 days past the invoice date or thirty (30) days past the due date or, in all other cases, is not more than ninety (90) days past the invoice date;

(c) the payments due on more than 50% of all Receivables from the same Customer are less than ninety (90) days past the invoice date, or in the case of a Customer identified on Schedule 1.01, 120 days past the invoice date or thirty (30) days past the due date;

(d) the Receivable arose from a completed and bona fide transaction (and with respect to a sale of goods, a transaction in which title has passed to the Customer) which requires no further act out of the ordinary course of business on the part of the Credit Parties in order to cause such Receivable to be payable in full by the Customer;

(e) the Receivable is in full conformity with the representations and warranties made by the Credit Parties to the Administrative Agent and the Lenders with respect thereto and is free and clear of all security interests and Liens of any nature whatsoever other than any security interest created pursuant to the Security Agreement or permitted by Section 6.02 hereof;

(f) the Receivable constitutes an “account” or “chattel paper” within the meaning of the Uniform Commercial Code of the state in which the applicable Credit Party is located and is not evidenced by promissory notes, warrants or other instruments;

(g) the Customer has not asserted that the Receivable, and/or the applicable Credit Party is not aware that the Receivable, arises out of a bill and hold, consignment or progress billing arrangement or is subject to any claimed setoff, contras (which may include deferred revenue and other customer liabilities), net-out contract, offset, deduction, dispute, credit, chargeback, counterclaim or other defense (unless the Customer has entered into an agreement acceptable to the Administrative Agent to waive such claims but in each such case only to the extent of such setoff, contras, net-out contract, offset, deduction, dispute, credit, chargeback, counterclaim or other defense) arising out of the transactions represented by the Receivables or independently thereof and the Customer has not objected to its liability thereon or returned, rejected or repossessed any of such goods, except for complaints made or goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return or the defect in the goods corrected;

(h) the Receivable arose in the ordinary course of business of the Credit Parties;

(i) the Customer is not (i) the United States government or the government of any state or political subdivision thereof or therein, or any agency or department of any thereof, including, without limitation, the DOE and the Tennessee Valley Authority, unless the Administrative Agent shall have received from the Credit Parties such documentation as the Administrative Agent shall deem appropriate in its Permitted Discretion to enable the Administrative Agent to make all filings necessary to comply with any applicable assignment of claims statute (provided that such documentation shall be held in escrow by the Administrative Agent and shall not be filed unless and until such time as Collateral Availability shall fall below $75,000,000 and the Administrative Agent, in its Permitted Discretion upon reasonable prior notice to the Credit Parties, deems the filing of such documentation to be appropriate under the circumstances); or (ii) an Affiliate of the Credit Parties or any Subsidiary or a supplier or creditor of the Credit Parties or any Subsidiary thereof (provided that such Receivable shall only be ineligible to the extent of amounts payable by the Credit Parties or Subsidiary to such supplier or outstanding to such creditor);

(j) the Customer is a United States person or an obligor in the United States or an obligor located in another jurisdiction if the applicable Receivable is insured by foreign credit Receivable insurance meeting the requirements of Section 5.02 or is supported by an irrevocable letter of credit in an amount and confirmed by a United States bank acceptable to the Administrative Agent in its Permitted Discretion;

(k) the Receivable complies with all material requirements of all applicable laws and regulations, whether Federal, state or local (including usury laws and laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(l) to the knowledge of the Credit Parties, the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the Customer enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles;

(m) the Receivable is denominated in and provides for payment by the Customer in dollars or in foreign currencies acceptable to the Administrative Agent in its Permitted Discretion and translated into dollars at the applicable exchange rates in effect as of each date on which the Borrowing Base is calculated, as specified by the Administrative Agent for corporate borrowers similar to the Borrowers in size and credit profile, provided that the aggregate amount of Eligible Receivables in foreign currencies shall not exceed $2,500,000 at any time (unless a currency swap or similar hedge approved by the Administrative Agent has been entered into with respect to such Receivable the effect of which is to cause payment to be denominated in dollars) and in each case, is payable within the United States;

(n) the Receivable has not been and is not required to be charged off or written off as uncollectible in accordance with GAAP or the customary business practices of the Credit Parties;

(o) the Administrative Agent on behalf of the Lenders possesses a valid, perfected first priority security interest in such Receivable as security for payment of the obligations;

(p) the Receivable is not with respect to a Customer located in any state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Credit Party either has qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

(q) an event as described in paragraph (g) or (h) of Section 7.01 has not occurred with respect to the Customer; and

(r)the Administrative Agent is satisfied with the credit standing of the Customer in relation to the amount of credit extended.

Standards of eligibility may be fixed and revised from time to time by the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties. In determining eligibility, the Administrative Agent may, but need not, rely on reports and schedules furnished by the Credit Parties, but reliance by the Administrative Agent thereon from time to time shall not be deemed to limit the right of the Administrative Agent to revise standards of eligibility at any time as to both present and future Receivables of the Credit Parties. Notwithstanding the foregoing, all Receivables of any single Customer (other than Customers with a rating of BBB/Baa2 or better by Standard & Poor’s or Moody’s Investors Service, Inc.) which, in the aggregate, exceed 35% of the total Eligible Receivables at the time of any such determination, shall be deemed not to be Eligible Receivables to the extent of such excess, and all Receivables of any single Customer (other than Customers with a rating of BBB/Baa2 or better by Standard & Poor’s or Moody’s Investors Service, Inc.) which, in the aggregate, exceed 25% of the total Eligible Receivables at the time of any such determination shall be deemed not to be Eligible Receivables if more than 35% of such Customer’s Receivables are not Eligible Receivables. Further notwithstanding anything to the contrary set forth herein, no Receivable owing to any Guarantor shall be included as an “Eligible Receivable” unless and until the Administrative Agent shall have completed and shall be satisfied, in its Permitted Discretion, with the results of, an initial field examination and customer review with respect to the Receivables of such Guarantor, as the Administrative Agent deems appropriate in its Permitted Discretion.

“Enrichment” means United States Enrichment Corporation, a Delaware corporation.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any one or more of the Credit Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any of the Credit Parties or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Inventory Reduction Amount” means, for any period, the greater of (a) zero and (b) the sum of (i) the product of (x) 1.00 minus the Natural Uranium Quotient for such period multiplied by (y) Natural Uranium Revenues for such period plus (ii) the product of (x) 1.00 minus the SWU Quotient for such period multiplied by (y) SWU Revenues for such period; provided, however, that in no event shall the Excess Inventory Reduction Amount be increased at any time after the Net Amount of Eligible Inventory is less than $450,000,000.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder: (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located; and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Financing Documents” means the Existing Credit Agreement and the other “Financing Documents” as such term is defined in the Existing Credit Agreement.

“Fabricator” means any Person that processes nuclear fuel.

“Facility Letter” means the letter agreement between the Borrowers and the Administrative Agent effective on the Effective Date authorizing certain employees of the Borrowers to handle certain of the credit operations contemplated by this Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter of even date herewith between the Borrowers and the Administrative Agent setting forth certain fees to be paid by the Borrowers to the Administrative Agent.

“Financial Officer” means, with respect to each Credit Party, the president, chief financial officer, principal accounting officer, treasurer or controller of such Credit Party.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), the Notes evidencing the Loans, the Security Agreement, any Guarantee and any other agreement hereafter created to which any Credit Party is a party that provides for collateral security for any of the obligations of any Credit Party under any of the foregoing.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the remainder of (i) Consolidated EBITDA for such period minus (ii) Federal, State, local and foreign income taxes paid in cash by Holdings and its Subsidiaries during such period, to (b) Fixed Charge Expense for such period.

“Fixed Charge Expense” means, with respect to Holdings and its Subsidiaries for any period, the sum of (a) regularly scheduled principal payments of all Funded Debt (other than the Loans) made or to be made by Holdings and its Subsidiaries during such period (excluding any scheduled payments on Funded Debt that has been refinanced or repaid prior to the date of such scheduled payment in accordance with the terms of this Agreement) plus (b) Cash Interest Expense during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Person” means any Person that is organized under the laws of, or that maintains its principal place of business in, a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any direct or indirect Subsidiary that is a Foreign Person.

“Funded Debt” means, with respect to Holdings and its Subsidiaries as of the date of determination thereof, all Indebtedness for borrowed money and Capital Lease Obligations of Holdings and its Subsidiaries on a consolidated basis outstanding at such time (including the current portion thereof and amounts outstanding in the final year of any Funded Debt) which matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date of calculation which is renewable or extendable at the option of the obligor to a date more than one year from such date and including in any event the Loans.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, collectively, NAC International Inc., NAC Holding Inc., and each other Material Subsidiary that becomes a Guarantor after the Effective Date.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., or as “hazardous”, “toxic” or a “pollutant” or “contaminant” under any federal, state or local statute, ordinance, rule, or regulation or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq. or the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., or any other applicable Environmental Law, and includes, without limitation, asbestos containing material, petroleum or any fraction or component, uranium or radioactive material, or source, by-product or special nuclear material as in the Atomic Energy Act, 42 U.S.C. 2011 et seq., in each case as such Laws are amended from time to time.

“Holdings” means USEC Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than agreements in the ordinary course of business in which customers or other third parties delivered material or equipment to the Credit Parties but retain title thereto), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and obligations in respect of synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, surety and appeal bonds, performance bonds and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Derivative Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Derivative Obligations of any Person shall, at any time of determination for purposes of this Agreement, equal the net amount (after taking into account any netting agreements) that such Person would be required to pay if the instruments or agreements giving rise to such Derivative Obligations were terminated at such time giving effect to the current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, with respect to Holdings and its Subsidiaries for any period, the interest expense of Holdings and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include (a) the amortization of debt discounts, (b) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (c) the portion of any Capitalized Lease Obligation allocable to interest expense.

“Interest Payment Date” means (a) with respect to any ABR Loan (including each Swingline Loan), the first day of each month for the prior month then ended and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means $300,000,000.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement (including, without limitation, all Revolving Loans, Swingline Loans and Overadvance Loans).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Credit Parties and their Subsidiaries taken as a whole to perform any of their obligations under this Agreement and the other Financing Documents, (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement and the other Financing Documents, taken as a whole, or (d) the Administrative Agent’s Lien on any material portion of the Collateral or the priority of such Lien.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Derivative Obligations, of any one or more of the Credit Parties or any of their Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party or any Subsidiary in respect of any Derivative Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party or such Subsidiary would be required to pay if such Derivative Obligation were terminated at such time.

“Material Subsidiary” means any direct or indirect Subsidiary (a) whose total assets (based on book value) exceed $5,000,000 or (b) whose net income in any fiscal year exceeds $1,000,000 or (c) whose revenues in any fiscal year exceed $5,000,000. On the Effective Date there are no Material Subsidiaries, other than the Subsidiaries listed as “Material Subsidiaries” on Schedule 3.17.

“Maturity Date” means August 18, 2010.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Uranium Quotient” means, for any period, the quotient obtained by dividing (a) the sum of (i) the total number of units of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof) produced by the Credit Parties during such period plus (ii) the total number of units of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof) purchased or otherwise acquired by the Credit Parties during such period by (b) the total number of units of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof) sold by the Credit Parties during such period; provided, however, that (a) units of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof) added to the Credit Parties’ inventory during such period as a result of downblending highly enriched uranium shall be excluded for purposes for determining the Natural Uranium Quotient for such period and (b) units of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof) loaned by the Credit Parties to customers and the corresponding return of an equivalent amount of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof ) by such customers to the Credit Parties shall be excluded for purposes of determining the Natural Uranium Quotient.

“Natural Uranium Revenues” means, for any period, the total revenues generated by the Credit Parties during such period from the sale of Natural Commercial Grade UF6 meeting ASTM C 787-03e2 (or any revision or replacement thereof) during such period, determined on a consolidated basis in accordance with GAAP, consistently applied

“Net Amount of Eligible Inventory” means, at any time, the aggregate value, computed at the lower of cost (on a weighted average cost method or such other method as complies with GAAP subject to the proviso below) and current market value (as published by a third party source satisfactory to the Administrative Agent), of Eligible Inventory of the Credit Parties; provided that the Credit Parties may, upon reasonable prior notice to the Administrative Agent, propose to change their inventory costing method, in which case the Administrative Agent shall be entitled, in its Permitted Discretion upon reasonable prior notice to the Credit Parties, to reconsider the inventory advance rate and perform a field examination and/or inventory appraisal prior to any change in costing method becoming effective.

“Net Amount of Eligible Receivables” means, at any time, without duplication, the gross amount of Eligible Receivables at such time less to the extent included in Eligible Receivables, (i) sales, excise or similar taxes and (ii) to the extent not otherwise excluded from Eligible Receivables, returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available to or claimed by the Customers in respect of such Eligible Receivables.

“Net Income” means with respect to Holdings and its Subsidiaries for any period, the net income (or loss) of Holdings and its Subsidiaries, determined, on a consolidated basis, in accordance with GAAP, consistently applied.

“Net Proceeds” means (a) with respect to the sale or other disposition of any asset the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the amount of any Indebtedness which is secured by any such asset or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or disposition, (C) all income and transfer taxes payable in connection with such sale or other disposition, whether actually paid or estimated to be payable in cash in connection with such disposition or the payment of dividends or the making of other distributions of the proceeds thereof, (D) reserves, required to be established in accordance with GAAP or the definitive agreements relating to such disposition, with respect to such disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations and (E) any amount required to be paid to any Person owning an interest in the asset disposed of; provided, however, that Net Proceeds shall not include such excess amount to the extent less than or equal to $1,000,000 per fiscal year with respect to sales or other dispositions permitted pursuant to Section 6.03(c)(x); (b) with respect to the issuance, sale or other disposition of any Equity Interests or debt securities the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such issuance, sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses including related legal, investment banking and accounting fees and disbursements incurred in connection with such issuance, sale or other disposition, and (B) all income and transfer taxes payable in connection with such issuance, sale or other disposition, whether payable at such time or thereafter; and (c) with respect to a Casualty Event, the aggregate amount of proceeds received with respect to such Casualty Event, over the sum of (i) the reasonable expenses incurred in connection therewith, (ii) the amount of any Indebtedness (other than Indebtedness hereunder) secured by any asset affected thereby and required to be, and in fact, repaid in connection therewith and (iii) all income and transfer taxes payable, whether actually paid or estimated to be payable, in connection therewith.

“Non-Financed Capital Expenditures” means, for any period (a) the aggregate amount of Capital Expenditures made by the Credit Parties and their Subsidiaries during such period minus (b) the sum of (i) the aggregate amount of proceeds received by the Credit Parties from the issuance of Equity Interests and the incurrence of Indebtedness (excluding the Loans and Letters of Credit) during such period plus (ii) the Excess Inventory Reduction Amount for such period.

“Note” means (i) any Revolving Credit Note or (ii) the Swingline Note.

“NRC” means the U.S. Nuclear Regulatory Commission, an agency of the U.S. Government, pursuant to the Atomic Energy Act of 1954, as amended, and the Energy Reorganization Act of 1974.

“Other Taxes” means any and all present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies arising from any payment made or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overadvance Loans” has the meaning assigned to such term in Section 2.05(d) hereof.

“Participant” has the meaning assigned to such term in Section 9.04 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percent Utilization” means the percentage determined at the end of each fiscal quarter by dividing (a) the daily average aggregate principal amount of Loans and face amount of Letters of Credit outstanding during such quarter then ended by (b) the aggregate Commitments of the Lenders at the beginning of such quarter.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset based lender).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.07;

(b) (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.07 and (ii) landlord’s Liens arising by operation of law which are subordinated to the Liens in favor of the Administrative Agent;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in respect thereof;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or in accordance with an Approved Capital Expenditure Program (including any financial assurances provided to any Governmental Authority under any contract entered into in connection therewith), or letters of credit or guarantees issued in respect thereof;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.01;

(f) easements, exceptions, reservations, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Credit Parties or any of their Subsidiaries;

(g) liens arising in respect of operating leases;

(h) liens in favor of custom and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

(i) liens in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such Liens attach only to the purchased goods;

(j) inchoate liens incident to construction on or maintenance of property; or liens incident to construction on or maintenance of property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such liens, no such property is subject to a material impending risk of loss or forfeiture;

(k) defects and irregularities in title to any property which in the aggregate do not materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held;

(l) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, permit or use of any property;

(m) covenants, conditions, and restrictions affecting the use of property which in the aggregate do not materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held;

(n) liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien; and

(o) other non-consensual liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other liens, materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of A-1 from Standard & Poor’s or P-1 from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) investments in money market mutual funds having portfolio assets in excess of $2,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by Standard & Poor’s or Aaa by Moody’s Investors Service, Inc.;

(e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor’s or Moody’s Investors Service, Inc.; and

(g) asset-backed auction rate securities with a credit rating of AAA from Standard & Poor’s or Aaa from Moody’s Investors Service, Inc., which are repriced at least every thirty-five (35) days.

“Permits” has the meaning assigned to such term in Section 3.08(a) hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Predecessor” means United States Enrichment Corporation, a wholly-owned United States Government corporation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by the Credit Parties or any of their Subsidiaries.

“Receivables” means and includes all of a Person’s accounts, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Administrative Agent for its own benefit and/or the ratable benefit of the Lenders.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding Loans, LC Exposure and unused Commitments representing more than 50% of the unpaid principal amount of Loans, LC Exposure and unused Commitments, all after giving effect to the terms of Section 2.16(e).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Subsidiary or (c) any payment (other than regularly scheduled payments) of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Funded Debt.

“Revolving Credit Commitment Fee” has the meaning set forth in Section 2.10(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans plus (b) such Lender’s Swingline Exposure plus (c) such Lender’s LC Exposure.

“Revolving Credit Note” means the promissory notes, substantially in the form of Exhibit C-1 annexed hereto, issued by the Borrowers in favor of the Lenders to evidence the Revolving Loans.

“Revolving Loan” means a Loan made by a Lender to the Borrowers pursuant to Section 2.01.

“Russian Contract” means that certain contract dated as of January 14, 1994 between Enrichment, Executive Agent of the United States of America, and OAO Techsnabexport, Executive Agent of the Federal Agency for Atomic Energy, Executive Agent of the Russian Federation (as the same may from time to time be amended, modified, supplemented or restated in accordance with its terms).

“Security Agreement” means the Amended and Restated Omnibus Pledge and Security Agreement dated as of the date hereof, among the Credit Parties and the Administrative Agent, for its own benefit and for the ratable benefit of the Lenders, as amended, modified or supplemented from time to time.

“Senior Note Indenture” means the Indenture dated as of January 15, 1999 between Holdings and Wachovia Bank, National Association (as successor to First Union National Bank).

“Senior Note Reserve” means (a) at any time on or prior to July 19, 2006, zero and (b) at any time after July 19, 2006 the amount (not less than zero), computed as of July 19, 2006 and the fifteenth day of each subsequent month, by which (i) $150,000,000 (or such lesser amount agreed to by the Administrative Agent) exceeds (ii) the aggregate amount of proceeds received by the Credit Parties from the issuance after the Effective Date of Equity Interests or debt securities (excluding the Loans and Letters of Credit and excluding Indebtedness permitted under Sections 6.01(b) through 6.01(h), and 6.01(l) and 6.01(m)).

“Senior Notes” means the 6 5/8% Senior Notes Due 2006 (the “2006 Senior Notes”) and the 6 3/4% Senior Notes Due 2009 (the “2009 Senior Notes”) in the aggregate original principal amount of $500,000,000 issued by Holdings pursuant to the Senior Note Indenture.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness of Holdings subordinated in right of payment to the Credit Parties’ monetary obligations under this Agreement or the other Financing Documents (as applicable) upon terms substantially in the form of, or not less favorable to the Lenders (as determined by the Administrative Agent in its Permitted Discretion) than the subordination provisions contained in Exhibit D hereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Holdings.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning ascribed to such term in Section 2.05(c) hereof.

“Swingline Maturity” has the meaning ascribed to such term in Section 2.05(g) hereof.

“Swingline Note” means the promissory note, substantially in the form of Exhibit C-2 annexed hereto, issued by the Borrowers in favor of the Swingline Lender to evidence the Swingline Loans.

“SWU Component” means the amount of effort, measured in separative work units, required to enrich natural uranium hexafluoride (UF6nat) meeting the prevailing ASTM specification for commercial UF6nat to produce enriched uranium hexafluoride (UF6e) meeting the prevailing ASTM specification for commercial UF6e to a specific concentration (“assay”) of the isotope uranium 235 (U235) and depleted uranium hexafluoride “tails material” with a specific assay of U235.

“SWU Quotient” means, for any period, the quotient obtained by dividing (a) the sum of (i) the aggregate SWU Component produced by the Credit Parties during such period plus (ii) the aggregate SWU Component purchased or otherwise acquired by the Credit Parties during such period by (b) the aggregate SWU Component sold by the Credit Parties during such period; provided, however, that (a) SWU Component added to the Credit Parties’ inventory during such period as a result of downblending highly enriched uranium shall be excluded for purposes for determining the SWU Quotient for such period and (b) SWU Component loaned by the Credit Parties to customers and the corresponding return of an equivalent amount of SWU Component by such customers to the Credit Parties shall be excluded for purposes of determining the SWU Component.

“SWU Revenue” means, for any period, the total revenues generated by the Credit Parties during such period from the sale of SWU Component during such period, determined on a consolidated basis in accordance with GAAP, consistently applied

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Trailing Average Collateral Availability” means, for any fiscal quarter, an amount equal to (a) the sum of Collateral Availability for each day during such period, it being understood that Eligible Inventory and Eligible Receivables shall be measured only on a monthly basis divided by (b) the number of days in such fiscal quarter, all as determined by the Administrative Agent.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Financing Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle B of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

SECTION 1.05 Joint and Several Obligations; Borrowers’ Agent.

(a) All obligations of the Borrowers hereunder shall be joint and several.

(b) Enrichment hereby authorizes Holdings and each Financial Officer of Holdings to act as agent for the Borrowers, and to execute and deliver on behalf of the Borrowers such notices, requests, waivers, consents, certificates, and other documents required or permitted to be delivered by the Borrowers hereunder, and to take any and all actions required or permitted to be taken by the Borrowers hereunder. Each Borrower hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed and delivered by Holdings, or any Financial Officer of Holdings, and any such actions taken by Holdings, or any Financial Officer of Holdings, shall bind each Borrower.

ARTICLE II.

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not cause (a) such Lender’s Revolving Credit Exposure to exceed such Lender’s Commitment, or (b) the Availability to be less than zero. Subject to the foregoing and within the foregoing limits, the Borrowers may borrow, repay (or prepay) and reborrow Revolving Loans, on and after the date hereof through the Availability Period, subject to the terms, provisions and limitations set forth herein, including the requirement that no Revolving Loan shall be made hereunder if the amount thereof exceeds the Availability at such time.

SECTION 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.06, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in a minimum amount of $2,000,000 and an aggregate amount that is an integral multiple of $100,000. At the time that each ABR Borrowing (other than a Swingline Loan) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000 (except that the foregoing limitation shall not be applicable to the extent that the proceeds of such Borrowing are requested to be disbursed to the Borrowers’ controlled disbursement account maintained with the Administrative Agent); provided that an ABR Revolving Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) or to finance the reimbursement of a Swingline Loan as contemplated by Section 2.05(g). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrowers shall notify the Administrative Agent of such request by writing, facsimile or telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, including an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) or to finance the reimbursement of a Swingline Loan as contemplated by Section 2.05(g), not later than 11:00 a.m., New York City time, on the same Business Day of the proposed Borrowing; provided that notice of Borrowings for Swingline Loans shall be governed by Section 2.05(e). Each such Borrowing Request shall be irrevocable and if given by telephone shall be confirmed (except that no such confirmation will be required, unless requested by the Administrative Agent, to the extent the proceeds of such Borrowing are requested, or deemed to be requested, to be disbursed to Borrowers’ controlled disbursement account maintained with the Administrative Agent, in which event Borrowing and repayment procedures shall be in accordance with the cash management arrangements between the Borrowers and the Administrative Agent and as contemplated by Section 4.4(b) of the Security Agreement) promptly by writing or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by an authorized signer of the Borrowers as set forth in the Facility Letter. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Letters of Credit for their own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Sublimit, and (ii) the Availability shall not be less than zero.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that a Letter of Credit may provide that its expiration date shall be automatically extended (but not beyond the date specified in clause (ii) below) to a date not more than one year after the then outstanding expiration date unless, at least a specified number of days prior to such then existing expiration date, the Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) the date that is thirty (30) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the date of receipt; provided that, (A) if such LC Disbursement is not less than $100,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan, or (B) the Borrowers may, subject to the conditions to borrowing Swingline Loans set forth in Section 2.05, request in accordance with Section 2.05 that such payment be financed with a Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), (iii) payment of the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Treatment of Existing Letters of Credit. All Letters of Credit issued and outstanding under (and as defined in) the Existing Credit Agreement as of the Effective Date shall remain outstanding on the Effective Date and shall be continued and deemed to constitute “Letters of Credit” hereunder, and the Administrative Agent and the Lenders shall, on the Effective Date, take such actions, and make such adjustments among themselves, as shall be necessary so that the obligations to purchase risk participations in respect of such Letters of Credit are held hereunder pro rata by the Lenders in accordance with their Applicable Percentages.

SECTION 2.05 Funding of Borrowings.

(a) General. Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrowers by promptly crediting the amount so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in New York City and designated by the Borrowers either one Business Day prior to the Effective Date or in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Administrative Agent’s Reliance on Lenders’ Commitments. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.

(c) Swingline Loans. Notwithstanding anything to the contrary in this Agreement, subject to the terms and conditions set forth herein, the Swingline Lender agrees to make advances (each, a “Swingline Loan”) to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not cause (i) the aggregate principal amount of outstanding Swingline Loans to exceed $25,000,000 or (ii) except as otherwise provided in Section 2.05(d), the Availability to be less than the minimum amount required by Section 6.09; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(d) Overadvance Loans. Notwithstanding anything to the contrary set forth herein or the existence of any Event of Default occurring by reason of the Credit Parties’ failure to comply with Section 6.09 hereof, the Swingline Lender may, in its commercially reasonable discretion (it being understood that the Swingline Lender has no obligation to do so) and without the consent of the Lenders, extend Swingline Loans (each such Swingline Loan herein an “Overadvance Loan”), provided that (i) the aggregate principal amount of all outstanding Overadvance Loans shall not exceed $20,000,000, (ii) after giving effect to the funding of each Overadvance Loan, Availability shall not be less than $15,000,000 and (iii) the aggregate principal amount of all outstanding Swingline Loans, including without limitation, any Overadvance Loans, shall not exceed $25,000,000. If, at any time, any Overadvance Loan shall remain outstanding for more than thirty (30) days, no future Overadvance Loans shall be made to the Borrowers without the consent of the Required Lenders until all Overadvance Loans have been repaid in full. The fact that the Swingline Lender may make an Overadvance Loan shall not constitute a waiver of any Default nor of the rights and remedies of the Administrative Agent and the Lenders under this Agreement arising as a result thereof or otherwise. The Administrative Agent or the Required Lenders may at any time require the Credit Parties’ strict compliance with this Agreement, including without limitation, the provisions of Section 6.09, and, the Required Lenders may, upon written notice to the Administrative Agent and the Swingline Lender, terminate the right of the Swingline Lender to make any additional Overadvance Loans. The terms of this Section 2.05(d) are provided to facilitate the administration of the facility contemplated hereby as among the Lenders. This Section 2.05(d) shall not give the Credit Parties any substantive rights against the Swingline Lender or any other Lender and is for the sole benefit of the Administrative Agent and the Lenders.

(e) Swingline Loan Request. To request a Swingline Loan, the Borrowers shall notify the Swingline Lender of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrowers by remitting funds to an account of the Borrowers maintained with the Administrative Agent and designated by the Borrowers at the time of such request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the Issuing Bank) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(f) Lender Participation. On the date a Swingline Loan is made by the Swingline Lender (including, without limitation, any Swingline Loan that is an Overadvance Loan made in accordance with clause (d) above), the Swingline Lender shall be deemed without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Swingline Lender, a risk participation to the extent of such Lender’s Applicable Percentage in the Swingline Loan so made, such participation to be funded in accordance with clause (g) of this Section 2.05.

(g) Repayment of Swingline Loans; Funding of Participation. The Borrowers jointly and severally promise to pay to the order of the Swingline Lender for its own account the outstanding principal amount of each Swingline Loan on the earlier of (i) the Maturity Date, (ii) the date which is seven (7) days after the Swingline Loan is made (except that Overadvance Loans may remain outstanding for up to thirty (30) days) or (iii) the date after a Swingline Loan is made when any other Loan is made pursuant to a formal Borrowing Request under Section 2.03 (the earlier of such date with respect to a Swingline Loan herein, the “Swingline Maturity”). Subject to the other terms and conditions of this Agreement, the Borrowers may repay a Swingline Loan on its Swingline Maturity under clause (ii) above or at any time prior thereto by requesting another Loan in accordance with the terms hereof and with the proceeds of such other Loan payable to the Swingline Lender for its own account. The Swingline Lender, at any time in its sole and absolute discretion and whether or not a Swingline Maturity shall have occurred, may require that each Lender fund its participation in the then outstanding principal amount of all Swingline Loans (including, without limitation, any Swingline Loan made as an Overadvance Loan in accordance with Section 2.05(d)) by giving each Lender notice thereof. Additionally, if the Borrowers shall not have repaid a Swingline Loan by 1:00 p.m. (New York City time) on the corresponding Swingline Maturity, the Swingline Lender will notify each Lender of the aggregate principal amount of the Swingline Loan which has not been repaid. Upon the giving of any notice by the Swingline Lender under either of the preceding two sentences, each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05(b) with respect to Loans made by such Lender (and Section 2.05(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Amounts funded by a Lender under this Section 2.05(g) shall be deemed to constitute ABR Revolving Loans hereunder.

(h) Participation Obligations Absolute; Failure to Fund Participation. The obligations of a Lender to fund its participation in the Swingline Loans in accordance with the terms hereof shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of the Financing Documents under all circumstances whatsoever, including without limitation, the following circumstances: (i) any lack of validity of any Financing Document; (ii) the existence of any Default; (iii) the existence of any claim, set-off, counterclaim, defenses, or other rights which such Lender, any Credit Party, or any other Person may have; (iv) the occurrence of any event that has or would reasonably be expected to have a Material Adverse Effect; (v) the failure of any condition to a Loan under Article IV to be satisfied; (vi) the fact that after giving effect to the funding of the participation Collateral Availability may be less than zero; (vii) the fact that the Swingline Loan is an Overadvance Loan made in accordance with Section 2.05(d); or (viii) any other circumstance whatsoever, whether or not similar to any of the foregoing. If a Lender fails to fund its participation in a Swingline Loan as required hereby, such Lender shall remain obligated to pay to the Swingline Lender the amount it failed to fund on demand together with interest thereon in respect of the period commencing on the date such amount should have been funded until the date the amount was actually funded at a rate per annum equal to the Federal Funds Effective Rate for such period and the Administrative Agent shall be entitled to offset against any and all sums to be paid to such Lender hereunder the amount due under this sentence. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.06 Interest Elections.

(a) Each Borrowing on the Effective Date shall be at the Alternate Base Rate and thereafter shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that each Swingline Loan shall be an ABR Loan. The Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election in writing or by facsimile transmission or by telephone (confirmed in writing or by fax) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02;

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing, unless repaid as provided herein, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, Availability would be less than zero.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders with Commitments in accordance with their respective Commitments.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby jointly, severally and unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date. Swingline Loans shall be repaid as provided in Section 2.05(g).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. At the Borrowers’ request, the Administrative Agent shall provide a report of such accounts to the Borrowers and work in good faith to reconcile any discrepancies with the Borrowers.

(e) Prior to the Effective Date, the Borrowers shall prepare, execute and deliver to each Lender a Revolving Credit Note in the principal amount of such Lender’s Commitment. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Prior to the Effective Date, the Borrowers shall prepare, execute and deliver to the Swingline Lender the Swingline Note to evidence the Swingline Loans. Each Lender that holds a promissory note issued pursuant to the Existing Credit Agreement shall deliver the original of such promissory note to the Administrative Agent for cancellation promptly following the Effective Date.

SECTION 2.09 Prepayment of Loans.

(a) Optional Prepayment. The Borrowers shall have the right at any time and from time to time to prepay any Loans in whole or in part, subject to the requirements of this Section and Section 2.14. Each optional prepayment of Loans shall be made ratably among the Loans of the Lenders (except that prepayments of Swingline Loans shall be made solely to the Swingline Lender), and such prepayments shall be made with respect to such Types of Loans as the Borrowers may specify by notice to the Administrative Agent at or before the time of such prepayment as provided in Section 2.09(d) below. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(b) Mandatory Prepayments. The Borrowers shall be obligated to prepay the Loans as follows:

(i) Overadvance Loans. Except as otherwise expressly provided in Section 2.05(d), if, at any time, Availability shall be less than zero, the Borrowers shall prepay Revolving Loans or Swingline Loan in an aggregate amount necessary to cause Availability to be greater than or equal to zero, and such prepayment shall be applied in accordance with Section 2.09(c). Notwithstanding the foregoing provisions of this paragraph, if at any time the Borrowers are required to make a prepayment under this paragraph the Borrowers would incur breakage costs under Section 2.14 as a result of LIBOR Loans being prepaid other than on the last day of an Interest Period applicable thereto, the Borrowers may cause an amount equal to such required prepayment to be deposited into a cash collateral account with the Administrative Agent as provided in Section 2.14.

(ii) Asset Sales and Casualty Events. Within thirty (30) Business Days of the receipt of any Net Proceeds from the sale or other disposition (including those arising from a Casualty Event) of any assets of the Credit Parties or any of their Subsidiaries (other than dispositions permitted pursuant to Sections 6.03(c)(i),(ii), (ix) or (xii)), the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of the Net Proceeds received, any prepayment to be applied in accordance with Section 2.09(c), provided that so long as no Default or Event of Default shall have occurred and be continuing and Availability is equal to or greater than $75,000,000, no prepayment on account of any asset sale or disposition shall be required under this clause (ii) if the Borrowers inform the Administrative Agent no later than thirty (30) Business Days following the receipt of any Net Proceeds from such asset sale or disposition of their good faith intention to apply such Net Proceeds to the acquisition of other assets or property consistent with the business permitted to be conducted pursuant to Section 6.03(b) (including by way of Investment) within 180 days following the receipt of such Net Proceeds, with the amount of such Net Proceeds unused after such 180 day period being applied to the Loans pursuant to Section 2.09(c).

(iii) Sale of Equity; Incurrence of Indebtedness. Within three (3) Business Days of the receipt of any Net Proceeds of (i) the consummation of the issuance of any Equity Interests of Holdings or any Subsidiary (other than (A) the issuance of any Equity Interest in connection with any incentive plans available to officers, directors or employees of Holdings or any of its Subsidiaries or (B) the issuance of any Equity Interests by any Subsidiary to Holdings or any other Subsidiary), or (ii) the consummation of the issuance of any debt securities of Holdings or any Subsidiary (other than Indebtedness permitted pursuant to clauses 6.01(a) through (h), (l) or (m)), the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of the Net Proceeds received, any prepayment to be applied in accordance with Section 2.09(c), provided that (x) if, at the time of receipt of such Net Proceeds, no Default or Event of Default shall have occurred and be continuing and Availability is equal to or greater than $75,000,000, no prepayment on account of any issuance of Equity Interests or debt securities shall be required under this clause (iii), and (y) if, at the time of receipt of such Net Proceeds, no Default or Event of Default shall have occurred and be continuing but Availability shall not equal or exceed $75,000,000, the amount of Net Proceeds required to be applied to the prepayment of the Loans under this clause (iii) shall be limited to the amount necessary to cause Availability, after giving effect to such application of Net Proceeds, to equal or exceed $75,000,000.

(c) Application of Mandatory Prepayments. In the event of any mandatory prepayment pursuant to Section 2.09(b), such prepayment shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be applied, (i) first, as a payment of accrued and unpaid interest on Swingline Loans, (ii) second, as a payment of the outstanding principal amount of the Swingline Loans, (iii) third, as a payment of accrued and unpaid interest on the Revolving Loans, (iv) fourth, as a payment of the outstanding principal amount, of the Revolving Loans, and (v) fifth, to the repayment of any other obligations of the Borrowers to the Administrative Agent and the Lenders which are then due and outstanding.

(d) Notice of Prepayment. The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment, and (iii) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given under the circumstances in which a conditional notice of termination of the Commitments is permitted as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (except that the foregoing shall not be applicable (i) to the extent that the payment is made from the operation of Borrowers’ controlled disbursement account maintained with the Administrative Agent, (ii) to a prepayment in full of the aggregate principal amount of a Borrowing then outstanding or (iii) to the extent necessary to apply fully the required amount of a mandatory prepayment.

SECTION 2.10 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Revolving Credit Commitment Fee”), which shall accrue at the Applicable Commitment Rate on the average of the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued Revolving Credit Commitment Fees shall be payable quarterly in arrears on the third Business Day of January, April, July and October of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All Revolving Credit Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Revolving Credit Commitment Fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Loans and LC Exposure of such Lender.

(b)The Borrowers agree to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in Letters of Credit, which shall accrue for each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, at a rate per annum equal to (i) for trade or documentary Letters of Credit (x) the Applicable Margin with respect to interest on Eurodollar Loans for such day minus (y) 0.50%, and (ii) for standby Letters of Credit, the Applicable Margin with respect to interest on Eurodollar Loans for such day, in each case multiplied by the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as a fronting fee to the Issuing Bank at a rate of 0.125% per annum on the face amount of each Letter of Credit payable in advance and the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable to the Issuing Bank on demand. All participation and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees in the amounts set forth in the Fee Letter and any other fees in the amounts and at the times separately agreed upon in writing between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest for each day on which any principal of such Loans remains outstanding at the Alternate Base Rate for such day plus the Applicable Margin for such day.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest for each day during each Interest Period applicable thereto at the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin for such day.

(c) Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, then unless and until such Event of Default shall have been cured or waived, all outstanding Loans and any overdue interest, fees or other amounts owed under the Financing Documents at the discretion of the Administrative Agent or at the request of the Required Lenders shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to ABR Loans as provided in the preceding paragraphs of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days for Eurodollar Loans and 365/366 days for ABR Loans (including Swingline Loans), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy, as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request or Interest Election Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13 Increased Costs.

(a)	If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise with respect to its Eurodollar Loans or its maintenance of, or participation in, Letters of Credit), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate on demand.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding the foregoing, the Borrowers shall not be required to make any prepayment of a Eurodollar Borrowing pursuant to Section 2.09(b) until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the Borrowers into a cash collateral account with the Administrative Agent and applied to such prepayment on the last day of such Interest Period. To the extent that a prepayment is deposited by the Borrowers into a cash collateral account with the Administrative Agent, such deposit shall bear interest and the Administrative Agent shall credit the cash collateral account at a rate per annum equal to the greater of (x) zero percent (0%) and (y) the Prime Rate minus three percent (3%).

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising there from or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to Section 2.15, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by the Borrowers hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent may charge, when due and payable, the Borrowers’ account with the Administrative Agent for all interest, principal and Revolving Credit Commitment Fees or other fees owing to the Administrative Agent, the Issuing Bank or the Lenders on or with respect to this Agreement and/or Loans and other Financing Documents. All such payments shall be made to the Administrative Agent at its offices at One Chase Square, T-25, Rochester New York 14643, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any prepayment of principal of or interest on any Eurodollar Loan, if such next succeeding Business Day would fall in the next calendar month, the date for payment shall instead be the next preceding Business Day. All payments hereunder shall be made in dollars.

(b) Except as otherwise provided in the Security Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Credit Parties or any of their Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent the Borrowers may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b) or 2.16(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. Until such Lender’s unsatisfied obligations are fully paid, such Lender shall be excluded from any determination of Required Lenders under this Agreement.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to approve an amendment or waiver to this Agreement requiring its consent, which amendment or waiver is approved by the Required Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers, shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE III.

Representations and Warranties

The Borrowers represent and warrant to the Lenders that:

SECTION 3.01 Existence and Power. Each Borrower is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary powers required to carry on its business as now conducted and, except where the failure to do so would not be reasonably expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of the Financing Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority (except as contemplated by the Security Agreement) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon each (except for any such breach or default which would not reasonably expected to have a Material Adverse Effect) or result in the creation or imposition of any Lien on any asset of the Borrowers or any of their Subsidiaries (except the Liens in favor of the Administrative Agent under the Security Agreement).

SECTION 3.03 Binding Effect. This Agreement and the other Financing Documents to which each Borrower is a party constitute valid and binding agreements of such Borrower, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 3.04 Financial Information.

(a) The Borrowers have heretofore furnished to the Administrative Agent (i) consolidated financial statements of Holdings and its Subsidiaries for the fiscal years ended December 31, 2003 and December 31, 2004, audited by PriceWaterhouseCoopers LLP, independent public accountants, and (ii) management prepared consolidated financial statements of Holdings and its Subsidiaries for the fiscal quarters ended March 31, 2005 and June 30, 2005. Subject to Section 3.04(d), such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP (except, in the case of quarterly financial statements, for the presentation of footnotes and for applicable normal year-end audit adjustments).

(b) The Borrowers have heretofore furnished to the Administrative Agent quarterly for the 2005 fiscal year, and annually for the 2006 through 2010 fiscal years, projected consolidated income statements, balance sheets and cash flows of Holdings and its Subsidiaries, all in form and substance reasonably satisfactory to the Lenders in their good faith judgment, all such projections disclosing all assumptions made by Holdings and its Subsidiaries in formulating such projections and giving effect to the Transactions. The projections have been prepared on the basis of the assumptions stated therein, and reflect as of the Effective Date the good faith estimate of Holdings and its Subsidiaries of the results of operations and other information projected therein, provided that no representation is made that the assumptions will prove to be correct or that such projections will be realized, it being understood that projections are subject to significant uncertainties.

(c) Since December 31, 2004, there has been no material adverse change in the business, assets, operations or financial condition of Holdings and its consolidated Subsidiaries, considered as a whole.

(d) Notwithstanding the foregoing, the consolidated financial statements of Holdings and its Subsidiaries have been restated for the fiscal years ended December 31, 2004 and December 31, 2003, the six-month period ended December 31, 2002, the fiscal year ended June 30, 2002 and the fiscal quarter ended March 31, 2005, as reflected in Holdings’ Forms 10Q-/A and 10K-/A filed with the Securities and Exchange Commission on August 3, 2005, and such financial statements, prior to giving effect to such restatement, may no longer be relied upon. After giving effect to such restatement, the consolidated financial statements of Holdings and its Subsidiaries for the fiscal years ended December 31, 2003 and December 31, 2004 and the consolidated financial statements of Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2005 present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP (except, in the case of quarterly financial statements, for the presentation of footnotes and for applicable normal year-end audit adjustments).

SECTION 3.05 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrowers threatened against or affecting, Holdings or any of its Subsidiaries before any arbitrator or any Governmental Authority, that (a) except for the Disclosed Matters, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) which would in any material respect draw into question the enforceability of any of the Financing Documents, taken as a whole.

SECTION 3.06 Compliance with ERISA. Each of Holdings and its Subsidiaries and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability under Title IV of ERISA (i) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (ii) in respect of a Multiemployer Plan which has not been discharged in full when due.

SECTION 3.07 Taxes. Each of Holdings and its Subsidiaries has filed all applicable United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes stated to be due in such returns or pursuant to any assessment received by it, except for (a) taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and (b) such returns or taxes which, if not filed or paid, would not constitute a Material Adverse Effect. The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of taxes or other similar governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of the Borrowers, adequate.

SECTION 3.08 Environmental Compliance. Except as described in the Disclosed Matters: (a) Holdings and its Subsidiaries have obtained and are in compliance with all permits, certificates, approvals, licenses and other authorizations (“Permits”) which are required under Environmental Laws and necessary for their operations, except for such failures to obtain or comply with such Permits as would not have a Material Adverse Effect; (b) no notice, citation, summons, complaint, or enforcement action has been issued, and, to the best knowledge of Borrowers, no investigation is pending, concerning any alleged failure of Holdings or any Subsidiary to have a required Permit, any alleged violation of Environmental Law or a Permit by Holdings or any Subsidiary, or any use, generation, treatment, storage, disposal or release of a Hazardous Material by Holdings or any Subsidiary or Predecessor, except for such event or events as would not individually or in the aggregate have a Material Adverse Effect; (c) to the best knowledge of Borrowers, neither Holdings nor any of its Subsidiaries nor its Predecessor has used, generated, transported, stored, disposed, discharged, released or threatened to release any Hazardous Materials on, from or under the Real Property which would result in a violation of or liability under Environmental Law, except for such violations or liabilities as would not, individually or in the aggregate, constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders; (d) to the best knowledge of Borrowers, no condition exists on the Real Property that violates or creates liability under the Environmental Laws which would individually or in the aggregate, constitute a Material Adverse Effect; and (e) there are no Liens under Environmental Laws on the interests of any Credit Party in any Real Property, and no governmental actions have been taken, or to Borrowers’ knowledge are pending, which could subject such property to such Liens. Notwithstanding anything to the contrary herein, no representation or warranty is made by the Borrowers under this Section 3.08 as to any environmental conditions or activities of Predecessor, or any violation or liability resulting therefrom, to the extent that the United States Government has assumed responsibility for such condition, activity, violation or liability.

SECTION 3.09 Properties.

(a) As of the Effective Date, each of Holdings and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property reflected on the balance sheet described in Section 3.04(a) (other than assets which are the subject of a Capital Lease Obligation), except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) uranium inventory and other property owned by Customers of the Credit Parties and other third parties for which a corresponding liability in favor of such Customers or third parties is reflected in such balance sheet.

(b) Except to the extent set forth on Schedule 3.09(b), to the knowledge of the Borrowers, each of Holdings and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and its Subsidiaries does not, to the knowledge of the Borrowers, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Compliance with Laws and Agreements. Each of Holdings and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (except for Environmental Laws which are the subject of Section 3.08) and all indentures, agreements and other instruments binding upon it or its property, and each has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Investment and Holding Company Status. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.12 Full Disclosure. All written information (including electronic communications) furnished at or prior to the Effective Date by the Borrowers to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any of the Transactions is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is furnished, and true and accurate in all material respects on the date as of which such information is stated or certified. It is understood that the foregoing is limited to the extent that (i) projections have been made in good faith by the management of Holdings and its Subsidiaries and in the view of management of Holdings and its Subsidiaries are reasonable in light of all information known to management as of the Effective Date, and (ii) no representation or warranty is made as to whether the projected results will be realized, it being understood that projections are subject to significant uncertainties.

SECTION 3.13 Security Interest. The Security Agreement creates and grants to the Administrative Agent, for its own benefit and for the benefit of the Lenders, legal, valid and perfected first priority (except as permitted pursuant to Section 6.02 hereof) Liens in the Collateral identified therein. Such Collateral is not subject to any other Liens whatsoever, except Liens permitted by Section 6.02 hereof.

SECTION 3.14 Solvency.

(a) The fair salable value of the business of Holdings and its consolidated Subsidiaries is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of Holdings and its consolidated Subsidiaries, as they become absolute and mature.

(b) The assets of Holdings and its Subsidiaries do not constitute unreasonably small capital for Holdings and its Subsidiaries to carry out their business as now conducted and as proposed to be conducted including the capital needs of Holdings and its Subsidiaries, taking into account the particular capital requirements of the business conducted by Holdings and its Subsidiaries and projected capital requirements and capital availability thereof.

(c) Neither Borrower intends to incur, nor intends to cause any Subisidiary to incur, debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Holdings and any of its Subsidiaries, and of amounts to be payable on or in respect of debt of Holdings and any of its Subsidiaries).

(d) Neither Borrower believes that final judgments against Holdings or any Subsidiary in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of Holdings and its consolidated Subsidiaries, after taking into account all other anticipated uses of the cash of Holdings and its consolidated Subsidiaries (including the payments on or in respect of debt referred to in paragraph (c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

SECTION 3.15 Employee Matters. There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrowers, threatened between any Credit Party and its employees, other than employee grievances arising in the ordinary course of business, none of which would have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.16 Use of Proceeds. The proceeds of the Loans made and Letters of Credit issued under this Agreement shall be used by the Borrowers for working capital needs and general corporate purposes of the Credit Parties in the ordinary course of business (subject to the limitations set forth in Sections 6.03 through 6.07), for expenditures related to Approved Capital Expenditure Programs and permitted acquisitions, and to refinance certain existing Indebtedness, including, without limitation, the 2006 Senior Notes.

SECTION 3.17 Subsidiaries. Schedule 3.17 sets forth, as of the Effective Date, all Subsidiaries. The authorized, issued and outstanding Equity Interests in each Subsidiary consists, on the date hereof, of the Equity Interests described on Schedule 3.17.

SECTION 3.18 Insurance. Schedule 3.18 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable prior to the Effective Date in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Credit Parties and their Subsidiaries is adequate.

SECTION 3.19 Foreign Assets Control Regulations, etc.. Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, the Borrowers nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrowers nor any of their Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Borrowers and their Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

ARTICLE IV.

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) O’Melveny & Myers LLP, counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request and (ii) Timothy B. Hansen, in-house counsel to the Credit Parties, covering such matters as may be requested by the Administrative Agent. The Borrowers hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate of the Borrowers, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Enrichment, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable, on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f) The Administrative Agent (or its counsel) shall have received the other Financing Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and shall have determined that all conditions set forth therein have been satisfied.

(g) With respect to any Liens not permitted pursuant to Section 6.02 hereof, the Administrative Agent shall have received termination statements in form and substance satisfactory to it.

(h) Each document (including each Uniform Commercial Code financing statement) required by law or requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for its own benefit and for the benefit of the Lenders a first priority perfected Lien in the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, or arrangements reasonably satisfactory to the Administrative Agent for the filing, registering or recording thereof shall have been made.

(i) The Administrative Agent shall have received the results of a search of tax and other Liens, and judgments and of the Uniform Commercial Code filings made with respect to the Credit Parties in the jurisdictions in which each Credit Party is organized and such other jurisdictions as the Administrative Agent may require.

(j) The Administrative Agent shall have received and determined to be in form and substance satisfactory to it:

(i) the most recent (dated within thirty (30) days of the Effective Date) aging of accounts receivable of the Credit Parties;

(ii) an opening Borrowing Base Certificate evidencing not less than $200,000,000 in Availability on the Effective Date after giving effect to the transactions occurring on that date and initial copies of the other reports required to be delivered under Section 5.01(g);

(iii) a copy of a field examination of Holdings’ and its Subsidiaries’ books and records;

(iv) evidence of the compliance by the Borrowers with Section 5.02(b) hereof;

(v) the financial statements described in Section 3.04 hereof;

(vi) the results of an inventory valuation appraisal with respect to the Borrowers’ inventory in form and substance reasonably satisfactory to the Administrative Agent;

(vii) all stock certificates evidencing the Equity Interests of each Material Subsidiary (other than Enrichment) pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank undated stock powers attached thereto;

(viii) a survey of the Customer contracts representing at least 80% of projected revenue (based on existing contracts) for fiscal years 2006 to 2010 and comparison of significant provisions with those contained in the model customer contract;

(ix) a copy of the surety bond and/or standby trust agreement in favor of the NRC with respect to the ultimate disposal of waste and disposition of depleted uranium, decontamination and decommissioning of the gaseous diffusion plants that are the Credit Parties’ responsibility; and

(x) the Facility Letter.

(k) The Administrative Agent shall have received such other documents, and completed such other reviews, including all material agreements and contracts, including, without limitation, all agreements with the DOE, Fabricators, the Tennessee Valley Authority and the Russian government, litigation and taxes, as the Administrative Agent or its counsel shall reasonably deem necessary; provided that Holdings and its Subsidiaries shall not be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements.

(l) The Administrative Agent shall be satisfied with the management information systems and cash management systems of Holdings and its Subsidiaries.

(m) The Administrative Agent shall have received in form and substance reasonably satisfactory to it policies of insurance covering the credit risk with respect to foreign Receivables assigned to the Agent.

(n) The Administrative Agent shall have received a current customer list that includes addresses which the Administrative Agent agrees shall only be used in the manner and at the times permitted by the Security Agreement.

(o) The Administrative Agent shall be satisfied that the Credit Parties have designated, in a manner satisfactory to the Administrative Agent, that the Credit Parties’ inventory is subject to the Liens of the Administrative Agent for the benefit of the Secured Parties (as defined in the Security Agreement).

(p) The Administrative Agent shall have received in form and substance reasonably satisfactory to it a processor agreement from each of the Fabricators or a good faith undertaking from the Credit Parties in form and substance satisfactory to the Administrative Agent that the Credit Parties will utilize good faith commercially reasonable efforts to obtain any such agreements not obtained by the Effective Date as promptly as possible after the Effective Date.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on September 27, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction on such date of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in this Agreement and in the other Financing Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct as of such specific date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Borrowers shall otherwise be in compliance with the provisions of Section 2.01, 2.04(b) or 2.05(c), as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 5.01 Information. The Borrowers will furnish to the Administrative Agent and each of the Lenders, subject to confidentiality requirements and it being understood that neither the Borrowers nor any Subsidiary shall be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements:

(a) within ninety (90) days after the end of each fiscal year, (i) a consolidated balance sheet and consolidated income statement showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the results of their operations during such year, and (ii) a consolidated statement of shareholders’ equity and a consolidated statement of cash flow, as of the close of such fiscal year, comparing such financial position and results of operations to such financial condition and results of operations for the comparable period during the immediately preceding fiscal year, all the foregoing financial statements to be audited by PriceWaterhouseCoopers LLP or other independent public accountants reasonably acceptable to the Administrative Agent (which report shall not contain any going concern or similar qualification or exception as to scope), and together with management’s discussion and analysis presented to the management of Holdings and its Subsidiaries;

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, (i) unaudited consolidated balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter, together with the related consolidated statements of income for such fiscal quarter and for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter and the related consolidated statements of cash flows and consolidated changes in shareholders’ equity for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter and in comparative form the corresponding financial information as at the end of, and for, the corresponding fiscal quarter of Holdings’ prior fiscal year and the portion of Holdings’ prior fiscal year ended at the end of such corresponding fiscal quarter, in each case certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flow of Holdings and its Subsidiaries in accordance with GAAP (except the absence of footnote disclosure and subject to year-end adjustments), in each case subject to normal year-end audit adjustments, and, solely for the last month of each fiscal quarter for such quarter then ending, management’s discussion and analysis presented to the management of Holdings and its Subsidiaries;

(c) if, at any time, either (i) Available Liquidity shall fall below $125,000,000 for seven (7) consecutive Business Days or (ii) Collateral Availability shall fall below $75,000,000 for seven (7) consecutive Business Days, then, during the period from such seventh (7th) consecutive Business Day until such time as Available Liquidity shall exceed $125,000,000 for ninety (90) consecutive days and Collateral Availability shall exceed $75,000,000 for ninety (90) consecutive days (the “Applicable Monthly Reporting Period”), within fifteen (15) Business Days after the end of each calendar month during the Applicable Monthly Reporting Period, unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month, together with the related unaudited consolidated statements of income for such month and the portion of Holdings’ fiscal year ended at the end of such month and the related consolidated statements of cash flows and consolidated changes in shareholders’ equity for the portion of Holdings’ fiscal year ended at the end of such month and, in comparative form, the corresponding financial information as at the end of, and for, the corresponding month of Holdings’ prior fiscal year and the portion of Holdings’ prior fiscal year ended at the end of such corresponding month, in each case certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries as at the date of, and for the periods covered by, such financial statements, in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments), in each case subject to normal year-end audit adjustments;

(d) concurrently with any delivery under (a), (b) or (c), (i) a certificate of the firm or Person referred to therein (x) which certificate, in the case of the certificate of a Financial Officer of Holdings shall be substantially in the form of Exhibit 5.01(d) hereto (a “Compliance Certificate”) and shall (i) certify that, to the best of his or her knowledge, no Default has occurred (including calculations demonstrating compliance, as of the dates of the financial statements being furnished, with the covenants set forth in Sections 6.09 and, to the extent applicable Sections 6.10 and 6.11 hereof) and, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) for any period during which the Borrowers are required to satisfy the financial test set forth in Section 6.10, a computation of the Fixed Charge Coverage Ratio as of the end of each month for the period of twelve (12) consecutive months most recently ended (commencing with the month most recently ended prior to the date that the Borrowers became subject to the financial test set forth in Section 6.10); and (y) which certificate, in the case of the certificate furnished by the independent public accountants referred in paragraph (a) above, may be limited to accounting matters and disclaim responsibility for legal interpretations, but shall in any event, to the extent available consistent with industry practice and professional standards, state that to the best of such accountants’ knowledge, as of the dates of the financial statements being furnished no Default has occurred under any of the covenants set forth in Section 6.09 or, to the extent applicable, Sections 6.10 and 6.11 hereof and, if such a Default has occurred, specifying the nature and extent thereof; provided, however, that any certificate delivered concurrently with (a) above shall be accompanied by a supplemental certificate confirming the accuracy of the accountants’ certificate (and shall in any event include calculations demonstrating compliance with the covenants set forth in Section 6.09 and, to the extent applicable, Sections 6.10 and 6.11 hereof) and signed by a Financial Officer of Holdings and (ii) a report showing monthly production levels on a trailing twelve (12) month basis until such time as production level tests under the DOE Agreement are no longer applicable;

(e) promptly after the same become publicly available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by Holdings or any of its Subsidiaries with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if any;

(f) within thirty (30) days after the beginning of each fiscal year, a summary of business plans and financial operation projections (including with respect to Capital Expenditures) for Holdings and its Subsidiaries for such fiscal year (including quarterly balance sheets, statements of income and of cash flow) prepared by management and in form, substance and detail (including principal assumptions provided separately in writing) satisfactory to the Administrative Agent;

(g) within fifteen (15) Business Days after the end of each calendar month, (i) a certificate substantially in the form of Exhibit 5.01(g) hereto (a “Borrowing Base Certificate”) executed by a Financial Officer of the Borrowers demonstrating compliance as at the end of each month with the Availability requirements, which shall include a Borrowing Base calculation, inventory designation, an inventory reconciliation delineating Credit Party owned inventory versus Customer owned inventory (to the extent included in the determination of the Borrowing Base or any reserves with respect thereto), and (ii) an aging schedule of Receivables and a report showing debit and credit adjustments to Receivables, a reconciliation of Receivables aging to the general ledger, accounts payable listing and reconciliation of accounts payable listing to the general ledger, a detailed list of customer liabilities and deferred revenue accounts, a detailed inventory report, detailed credit insurance coverage by Customer and binding order backlog information, in each case in form and detail satisfactory to the Administrative Agent in its Permitted Discretion;

(h) within fifteen (15) Business Days after the end of each calendar month, a certificate substantially in the form of Exhibit 5.01(h) hereto (an “Available Liquidity Certificate”) executed by a Financial Officer of the Borrowers setting forth a calculation of Available Liquidity as of the end of such month, together with copies of all account statements provided to the Borrowers with respect to cash on deposit in accounts subject to account control agreements and Permitted Investments subject to account control agreements (except for (x) accounts maintained with the Administrative Agent or (y) accounts for which statements have been delivered to the Administrative Agent by the applicable financial institutions), provided that, at all times when Available Liquidity shall be less than $130,000,000, the Borrowers shall be required to deliver Available Liquidity Certificates weekly on Tuesday of each week setting forth Available Liquidity as of the close of business on Friday of the prior week (or with such greater frequency as the Administrative Agent may request in its Permitted Discretion);

(i) as soon as practicable, copies of Form 327 to be submitted to the NRC containing inventory reporting as at September 30 of each year and copies of Form 742 and Form A200 relating to the Credit Parties’ semi-annual inventory reconciliation with the “Nuclear Materials Management Safeguard System” (in each case, only to the extent such inventory is included in the determination of the Borrowing Base or any reserves with respect thereto) and copies of all material financial, inventory and operational compliance reports, forms, filings, loan documents and financial information (including information relating to DOE Lease Turnover Obligations, tails disposition and any other indemnity obligations) submitted to governmental agencies (including the DOE and the NRC) (excluding documents generated in the ordinary course), subject, in each case, to any confidentiality requirements, material financial reports distributed to its equity holders and all reports submitted to the issuer of the Credit Parties’ foreign credit Receivables policy;

(j) promptly upon becoming aware thereof, notice to the Administrative Agent of the execution of or termination of a material contract with a Customer, the DOE, the NRC or the Tennessee Valley Authority or the failure to fulfill an order under a material contract with a Customer;

(k) within thirty (30) days after the beginning of each fiscal year and more frequently as may be requested by the Administrative Agent, a report showing the Customer base and Customer corporate credit ratings (for all Customers that have corporate credit ratings);

(l) as soon as possible and in any event within ten (10) days of the filing thereof, copies of all tax returns filed by any Credit Party with the U.S. Internal Revenue Service;

(m) periodic updates, but no less frequently than once each fiscal year, of estimated DOE Lease Turnover Obligations; and

(n) such other information as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Maintenance of Property; Insurance.

(a) The Borrowers will keep, and will cause each Subsidiary to keep, all material properties used or useful in its business as then conducted in good working order and condition, ordinary wear and tear and loss or damage from casualty excepted.

(b) The Borrowers will maintain, and will maintain on behalf of each Subsidiary, to the extent commercially available, (i) physical damage insurance on substantially all its real and personal property in the United States (including all Collateral and books and records relating to any proceeds of Collateral other than Accounts, Deposit Accounts, Equity Interests, Instruments, Copyright Collateral, Patent Collateral and Trademark Collateral (Equity Interests, Copyright Collateral, Instruments, Patent Collateral and Trademark Collateral being defined in the Security Agreement)) on an “All Risks” form subject to normal exclusions (including the perils of flood and quake) on a repair and replacement cost basis for all such property in an amount not less than $700,000,000 (subject to a deductible amount or retention not to exceed $55,000,000, and consequential loss coverage for extra expense, (ii) public liability insurance in an amount not less than $100,000,000, excluding risks covered by an agreement of indemnification between Enrichment and the Department of Energy or other government agency; and risks of public liability arising from nuclear incidents occurring outside the United States, and (iii) such other insurance coverage in such amounts and with respect to such risks relating to the Credit Parties’ Collateral as the Required Lenders may reasonably request. All such insurance, except for the share of Credit Parties’ property insurance underwritten by NIIRA Limited, which shall not exceed $150,000,000, shall be provided by insurers having an A.M. Best policyholders rating of not less than A- as of the Effective Date. Prior to the Effective Date, the Borrowers will cause the Administrative Agent to be named as an insured party or loss payee, on behalf of the Lenders, on each insurance policy covering risks relating to any of the Collateral and books and records relating to any proceeds of Collateral and as an additional insured on all other insurance referenced in the first sentence of this Section 5.02(b). Each such insurance policy in effect during the term of this Agreement shall include effective waivers by the insurer of all claims for insurance premiums against the Administrative Agent or any other Person entitled to the benefits of the Security Agreement, provide that all insurance proceeds in excess of deductible amounts or retentions which are payable in respect of losses relating to Collateral and books and records shall be adjusted with and payable to the Administrative Agent (except so long as no Default has occurred and is continuing any loss which is less than $1,000,000 may be adjusted with and payable to the Credit Parties), and provide that no cancellation or termination thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof. The Administrative Agent will consult with the Borrowers before agreeing to any adjustment of insurance proceeds covered by the preceding sentence. Net Proceeds of insurance if not applied to acquire other assets or property within the timelines provided in Section 2.09(b)(ii) hereof or in the case of business interruption insurance promptly applied to the operation of Credit Parties’ business shall be applied to prepay Loans in accordance with Section 2.09(c) hereof. During the occurrence and continuance of an Event of Default, the Net Proceeds of insurance shall be maintained in a cash collateral account with the Administrative Agent and may be, upon notice to the Borrowers, setoff and applied to prepay outstanding principal and interest on the Loans. In addition to insurance for physical damage and public liability, the Borrowers shall continue to maintain, and shall continue to maintain on behalf of each Subsidiary, the foreign credit Receivable insurance in effect on the Effective Date covering the Customers and countries then in effect with the deductibles, coverage limits and insuring percentages then in effect, with such changes as may be approved by the Administrative Agent in its Permitted Discretion. The Borrowers will deliver, and will deliver on behalf of each Subsidiary, to the Administrative Agent (i) on the Effective Date and within ninety-five (95) days after the end of each fiscal year of Holdings, a certificate dated such date showing the total amount of insurance coverage as of such date, (ii) from time to time true and complete copies of such insurance policies of the Credit Parties (or, if the Credit Parties do not have such insurance policies in their possession, evidence thereof) relating to such insurance coverage as the Required Lenders through the Administrative Agent may request, (iii) within fifteen (15) days of receipt of notice from any insurer, a copy of any notice of cancellation or material adverse change in coverage from that existing on the date of this Agreement and (iv) within fifteen (15) days of any cancellation or nonrenewal of coverage by the Credit Parties, notice of such cancellation or nonrenewal.

SECTION 5.03 Compliance with Laws. The Borrowers will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including ERISA and the rules and regulations thereunder, but excluding Environmental Laws which are the subject of Section 5.06) except where failure to comply would not have a Material Adverse Effect, or where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

SECTION 5.04 Inspection of Property, Books and Records. The Borrowers will keep, and will cause each Subsidiary to keep, proper books of record and account reflecting their business and activities; and will permit, and will cause each Subsidiary to permit, upon reasonable notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all during normal business hours and as often as may reasonably be desired (but not so as to materially interfere with the business of the Borrowers or any of their Subsidiaries); provided that the Borrowers may, at their option, have one or more employees or representatives present at any such inspection, examination or discussion; provided, further, that each of the foregoing shall be subject to compliance with applicable laws and the Borrowers and their Subsidiaries shall not be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements. At the Borrowers’ expense, the Administrative Agent (x) shall have the right to audit, up to two times each fiscal year (provided that, if Collateral Availability is greater than $75,000,000, such audits shall be limited to one time each fiscal year, and provided further that if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to conduct audits as often as the Administrative Agent may request in the exercise of its Permitted Discretion), the existence and condition of the Collateral and to review compliance with the Financing Documents, (y) shall have the right to retain an inventory appraiser to appraise the inventory Collateral once each fiscal year (provided that, if Available Liquidity shall equal or exceed $125,000,000, the Administrative Agent may, in its Permitted Discretion, waive the requirement for an annual inventory appraisal, and provided, further, that if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to retain appraisers to appraise the inventory Collateral as often as the Administrative Agent may request in the exercise of its Permitted Discretion) and (z) shall have the right to obtain independent reports regarding the uranium markets, including, spot market value information. The Borrowers will enter into agreements (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion) with the Administrative Agent and PriceWaterhouseCoopers LLP (or such other nationally recognized independent public accounting firm as may be selected by the Borrowers and which is reasonably satisfactory to the Administrative Agent in its Permitted Discretion) providing annual verifications of Customer account balances and inventory counts in a manner satisfactory to the Administrative Agent.

SECTION 5.05 Use of Proceeds. The proceeds of the Loans made and Letters of Credit issued under this Agreement shall be used by the Borrowers for working capital needs and general corporate purposes of the Credit Parties in the ordinary course of business (subject to the limitations set forth in Section 6.03 through 6.07), for expenditures related to Approved Capital Expenditure Programs and permitted acquisitions, and to refinance certain existing Indebtedness, including, without limitation, the 2006 Senior Notes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

SECTION 5.06 Environmental Matters. The Borrowers will keep and maintain, and will cause their Subsidiaries to keep and maintain, all Real Property and each portion thereof in compliance in all material respects with all applicable Environmental Laws and, except for the Disclosed Matters, promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material compliance enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against the Borrowers or their Subsidiaries by a Governmental Authority pursuant to any applicable Environmental Laws; (b) any and all material claims made or threatened in writing by any Person against Borrowers relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; (c) discovery by any senior officer (vice president or above) of a Borrower or any Subsidiary of any material occurrence or condition on any Real Property or real property adjoining or in the vicinity of such Real Property that would reasonably be expected to cause the interests of any Credit Party in such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property by any Credit Party or create material liability on the part of any Credit Party under any applicable Environmental Laws; (d) any proceeding for the suspension or termination of a Permit required under Environmental Laws for the operation of the business of the Credit Parties; or (e) any part of the interests of any Credit Party in any Real Property that is or will be subject to a lien imposed under Environmental Law.

SECTION 5.07 Taxes. The Borrowers will, and will cause each of their Subsidiaries to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon the Borrowers and their Subsidiaries or upon their respective income or profits or in respect of their respective property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (i) any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books adequate reserves with respect thereto, and such contest operates to suspend collection of the contested tax, assessment, charge, levy or claims and enforcement of a Lien or (ii) any tax, assessment, charge, levy or claims, the failure to pay and discharge when due which, individually or in the aggregate would not have a Material Adverse Effect.

SECTION 5.08 Security Interests. The Borrowers will at all times take, or cause to be taken, and will cause their Subsidiaries to at all times take, or cause to be taken, all actions necessary to maintain the Liens in favor of the Administrative Agent under the Security Agreement as valid and perfected Liens, subject only to Liens permitted under Section 6.02, and supply all information to the Administrative Agent necessary for such maintenance.

SECTION 5.09 Existence, Conduct of Business. The Borrowers will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.10 Litigation and Other Notices. The Borrowers will give the Administrative Agent prompt written notice of the following:

(a) the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the other Financing Documents that would materially adversely affect the Lenders’ ability to enforce any payment obligations hereunder, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b) the filing or commencement of any action, suit or proceeding against the Borrowers or any of their Subsidiaries, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is brought by or on behalf of any Governmental Authority, or in which injunctive or other equitable relief is sought and which would reasonably be expected to have a Material Adverse Effect or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No. 5) that there will be an adverse determination and which, if adversely determined, would (A) reasonably be expected to result in liability of the Borrowers or their Subsidiaries in an aggregate amount of $5,000,000 or more, not reimbursable by insurance, or (B) materially impair the ability of a Borrower or any Subsidiary to perform its material obligations under this Agreement, any Note or any other Financing Document to which it is a party;

(c) (i) any Default or (ii) any failure by the Borrowers or their Subsidiaries to comply with the provisions of the DOE Agreement, any other agreement with the DOE, the NRC, the Russian government, OAO Techsnabexport or the Tennessee Valley Authority, or any other material contract or agreement which would reasonably be expected to result in a Material Adverse Effect, in each case, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(d) notices given or received (with copies thereof) with respect to any Material Indebtedness for borrowed money;

(e) notices given or received (with copies thereof) with respect to the foreign credit Receivable insurance maintained by the Credit Parties; and

(f) any development in the business or affairs of a Borrower or any Subsidiary which has had a Material Adverse Effect.

SECTION 5.11 Additional Grantors and Guarantors. The Borrowers will, and will cause all of their Material Subsidiaries to, promptly inform the Administrative Agent of the creation or acquisition of any Subsidiary (subject to the provisions of Section 6.04), to cause each Material Subsidiary not in existence on the date hereof to enter into a Guarantee in form and substance satisfactory to the Administrative Agent and to execute the Security Agreement, as applicable, as a grantor, to cause the direct parent of each such Material Subsidiary to pledge all of the Equity Interests of such Material Subsidiary pursuant to the Security Agreement, to cause each such Material Subsidiary to pledge its accounts receivable and all other assets pursuant to the Security Agreement, and, in connection with any of the foregoing, to provide such resolutions, certificates and opinions of counsel as shall be requested by the Administrative Agent in its Permitted Discretion; provided that the Credit Parties shall not be required (i) to pledge more than 65% of the Equity Interests of any Foreign Subsidiary whose Equity Interests are owned directly by a Domestic Subsidiary, (ii) to pledge any Equity Interests of any Foreign Subsidiary whose Equity Interests are owned by another Foreign Subsidiary, (iii) to cause any Foreign Subsidiary to enter into a Guarantee, or (iv) to cause any Foreign Subsidiary to pledge its accounts receivable or other assets.

SECTION 5.12 Cash Management Arrangements. The Borrowers will, and will cause each of the other Credit Parties to, maintain such cash management systems and banking arrangements (including the establishment of lockboxes and deposit account control arrangements) as provided for in the Security Agreement and on terms satisfactory to the Administrative Agent in its Permitted Discretion.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01 Indebtedness. The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Financing Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of the Borrowers or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) if, at the time such Indebtedness is contemplated to be incurred (x) Collateral Availability shall be less than $75,000,000 or (y) a Default or Event of Default shall have occurred and be continuing, the Borrowers and their Subsidiaries shall not incur such Indebtedness if the aggregate principal amount of all outstanding Indebtedness incurred pursuant to this subparagraph (c) during the period when Collateral Availability is less than $75,000,000 shall exceed $25,000,000;

(d) Indebtedness of any Person that becomes a Subsidiary after the date hereof, in accordance with the terms hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary;

(e) Guarantees permitted by Section 6.04;

(f) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and Indebtedness in respect of surety and appeal bonds and performance bonds issued in the ordinary course of business or in connection with an Approved Capital Expenditure Program;

(g) Indebtedness of any Credit Party to any other Credit Party;

(h) Banking Services Obligations and Derivative Obligations entered into in the ordinary course of business and not for speculative purposes;

(i) Subordinated Indebtedness; provided that no such Subordinated Indebtedness shall (i) be guaranteed by any Subsidiary (unless such guarantee is expressly subordinated to the Loans and LC Exposure on terms consistent with the subordination provisions contained in Exhibit D hereto or otherwise satisfactory to the Administrative Agent in its Permitted Discretion), (ii) be secured by any property of Holdings or any Subsidiary, (iii) bear cash interest at a rate greater than 15% per annum, (iv) provide for any prepayment or repayment of all or any portion of the principal thereof prior to six (6) months after the Maturity Date, (v) contain more restrictive covenants than those contained herein or (vi) contain any cross default provisions;

(j) Indebtedness in respect of convertible notes, high yield notes or similar debt securities issued by Holdings that (i) does not provide for any required payment, prepayment or repayment of all or any portion of the principal thereof prior to six (6) months after the Maturity Date, and (ii) is not secured by any property or asset of Holdings or any Subsidiary, or, if secured by any property or asset of Holdings or any Subsidiary, the Liens securing such indebtedness shall be “silent second Liens” that are expressly junior in priority to the Liens in favor of the Administrative Agent securing the Loans on terms satisfactory to the Administrative Agent in its Permitted Discretion;

(k) unsecured Indebtedness not otherwise satisfying the criteria set forth in clauses (b), (d), (e), (f), (g), (i) or (j) above; provided that (i) if, at the time such Indebtedness is contemplated to be incurred (x) Collateral Availability shall be less than $75,000,000 or (y) a Default or Event of Default shall have occurred and be continuing, the Borrowers and their Subsidiaries shall not incur such Indebtedness if the aggregate principal amount of all outstanding Indebtedness incurred pursuant to this subparagraph (j) during the period when Collateral Availability is less than $75,000,000 shall exceed $25,000,000 and (ii) if such Indebtedness provides for any required payment, prepayment or repayment of all or any portion of the principal thereof prior to six (6) months after the Maturity Date, the aggregate amount of all such required principal payments, prepayments or repayments on all Indebtedness incurred under this clause (j) shall not exceed $10,000,000 during any fiscal year;

(l) Indebtedness owing to one or more Governmental Authorities or quasi-Governmental Authorities, including without limitation, the Ohio Department of Development or any of its affiliates, successors or assigns, in an aggregate principal amount not to exceed $25,000,000 at any time; and

(m) any extension, renewal, replacement or refinancing of Indebtedness permitted by any of clauses (b) through (f) or (j) through (l) of this Section 6.01; provided that (i) such extension, renewal, replacement or refinancing does not increase the principal amount (excluding fees, premium, if any, and costs of issuance) of the Indebtedness that is being extended, renewed, replaced or refinanced, except for increases in the principal amount of non-recourse Indebtedness to the then fair market value of the assets pledged as security for such Indebtedness, (ii) the Indebtedness resulting from such extension, renewal, replacement or refinancing shall have a weighted average life to maturity that is no shorter than the Indebtedness that is being extended, renewed, replaced or refinanced, (iii) if the Indebtedness that is being extended, renewed, replaced or refinanced is secured by property or assets of the Credit Parties, the Indebtedness resulting from such extension, renewal, replacement or refinancing shall be secured only by substantially the same property or assets that were originally pledged to secure the Indebtedness that is being extended, renewed, replaced or refinanced and (iv) if the Indebtedness that is being extended, renewed, replaced or refinanced is Subordinated Indebtedness, the Indebtedness resulting from such extension, renewal, replacement or refinancing shall be Subordinated Indebtedness permitted by Section 6.01(i).

SECTION 6.02 Liens. The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter owned by the Borrowers or any Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of a Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, and replacements Liens on such property or assets securing any extension, renewal, replacement or refinancing of any Indebtedness permitted by Section 6.01(b) or 6.01(e) (to the extent the Guarantee relates to Indebtedness permitted under Section 6.01(b)); provided that such extension, renewal, replacement or refinancing is also permitted by Section 6.01(m);

(c) any Lien existing on any property or asset prior to the acquisition thereof by a Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and replacement Liens on such property or assets securing any extension, renewal, replacement or refinancing of the Indebtedness secured by such Lien permitted by Section 6.01(m); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (ii) such Lien shall not apply to any other property or assets of the Borrowers or any Subsidiary;

(d) Liens on assets financed or acquired with the proceeds of, and securing, Indebtedness permitted under Section 6.01(c) or 6.01(e) (to the extent the Guarantee relates to Indebtedness permitted under Section 6.01(c)) and any Liens permitted to secure any extension, renewal, replacement or refinancing of such Indebtedness permitted by Section 6.01(m);

(e) Liens created by the Financing Documents in favor of the Administrative Agent and the Lenders;

(f) Liens securing obligations with respect to letters of credit permitted under Section 6.01(e), provided that such Liens shall not apply to any property other than the goods financed or paid for with the proceeds of such letters of credit and documents of title in respect thereof;

(g) Liens securing Indebtedness permitted by Section 6.01(j) or any Guarantees of such Indebtedness permitted under Section 6.01(e), and replacement Liens on such property or assets securing any extension, renewal, replacement or refinancing of such Indebtedness or any Guarantees thereof permitted by Section 6.01(m);

(h) licenses, leases or subleases permitted hereunder granted to others not interfering in any material respect in the business of the Borrowers or any of their Subsidiaries;

(i) written or electronic records maintained by the Borrowers or their Subsidiaries in their own names or in the name of a third party, which record natural uranium, enriched uranium, separative work units and/or other nuclear material or components held by or for the Borrowers or their Subsidiaries that are owned by the named account holders;

(j) Liens on equipment and machinery (and the products and proceeds thereof) securing Indebtedness permitted under Section 6.01(l) or any renewal, replacement or refinancing thereof permitted by Section 6.01(m); and

(k) Liens securing Indebtedness permitted under Section 6.01(f) on assets of the type customarily securing such Indebtedness.

Notwithstanding anything to the contrary set forth herein, the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien in favor of any Person (other than the Administrative Agent) on (i) any intellectual property of the Borrowers and their Subsidiaries (other than Liens permitted under Sections 6.02(a), 6.02(b), 6.02(c), 6.02(d) and 6.02(h)), or (ii) the Equity Interests of Enrichment unless in the case of clause (i) or (ii) the Administrative Agent is concurrently granted a Lien on such collateral on a first priority basis.

SECTION 6.03 Fundamental Changes.

(a) The Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with a Borrower or any Subsidiary, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any assets of a Borrower or any Subsidiary, or the Equity Interests in any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(b) The Borrowers will not, and will not permit any of their Subsidiaries (i) to engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto, or (ii) to change its fiscal year to something other than a March 31, September 30 or December 31 year end.

(c) Notwithstanding the foregoing, the Borrowers and their Subsidiaries may:

(i) purchase and sell, transfer, lease or otherwise dispose of inventory and equipment in the ordinary course;

(ii) sell worn out, obsolete, scrap or surplus assets not to exceed $1,000,000 in the aggregate in any fiscal year;

(iii) make Capital Expenditures subject to Section 6.11;

(iv) liquidate Permitted Investments;

(v) make Investments and Guarantees permitted by Section 6.04;

(vi) dispose of assets resulting from a Casualty Event, subject to the provisions of Section 2.09;

(vii) merge or consolidate any Subsidiary (other than Enrichment) into Holdings, Enrichment or any other wholly-owned Subsidiary (except that no Subsidiary which is not a Foreign Subsidiary shall be merged or consolidated into a Foreign Subsidiary);

(viii) merge or consolidate Holdings or any Subsidiary with any third party Person to the extent permitted by Section 6.04; provided that (w) Holdings or a wholly-owned Subsidiary is the surviving entity, (x) no Change in Control results there from, (y) no Default then exists or would result therefrom and (z) the Borrowers and their Subsidiaries execute such amendments to the Financing Documents as the Administrative Agent may determine in its Permitted Discretion are necessary to enable such surviving corporation to become a Guarantor hereunder (to the extent not already a Credit Party) and to cause the Administrative Agent to obtain a first priority Lien (subject only to Liens permitted by Section 6.02) on the assets of the surviving corporation as contemplated by the Financing Documents (to the extent not already in effect);

(ix) transfer or dispose of assets to any Borrower or to a wholly-owned Material Subsidiary (provided that no Subsidiary which is not a Foreign Subsidiary shall transfer or dispose of its assets to a Foreign Subsidiary, except as provided in clause (xiii) below), or dissolve or liquidate any Subsidiary (other than Enrichment) provided that the Borrowers or any Material Subsidiary (other than a Foreign Subsidiary) succeeds to all material assets of the dissolved or liquidated Subsidiary and the Administrative Agent maintains its Liens on all such material assets (with the priority existing immediately prior to such liquidation) as contemplated by the Financing Documents;

(x) transfer or dispose of assets (including Equity Interests of any Subsidiary other than (A) Enrichment or (B) any Material Subsidiary formed in connection with the American Centrifuge project) for which the Net Proceeds, when added to the aggregate Net Proceeds of all dispositions made during that fiscal year, does not exceed an amount equal to 2.5% of the book value of consolidated total assets of Holdings and its Subsidiaries as of the last day of the immediately preceding fiscal year and which does not result in a Material Adverse Effect;

(xi) make dispositions or transfers listed on Schedule 6.03;

(xii) grant licenses with respect to their intellectual property rights subject to Section 6.02(h); and

(xiii) transfer or dispose of assets to any wholly-owned Material Subsidiary that is a Foreign Subsidiary, provided that (x) the aggregate amount of all transfers or dispositions of assets to Foreign Subsidiaries shall not exceed $25,000,000 in any fiscal year and (y) if Availability shall be less than $75,000,000, the aggregate amount of all transfers or dispositions of assets to Foreign Subsidiaries during the period when Availability is less than $75,000,000, shall not exceed $10,000,000.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a) Permitted Investments and Investments that were Permitted Investments when made;

(b) Investments outstanding on the Effective Date and, in the case of any such Investment in an amount exceeding $100,000, identified in Schedule 6.04, and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(c) Guarantees by any Credit Party of Indebtedness or other obligations of any other Credit Party permitted under Section 6.01 (subject in the case of Indebtedness permitted under Section 6.01(i) to the limitations on Guarantees described therein);

(d) indemnities made and surety bonds issued in the ordinary course of business or in connection with an acquisition permitted by this Agreement;

(e) indemnities made in the Financing Documents;

(f) Guarantees made in the ordinary course of business; provided that such Guarantees are not of Indebtedness for borrowed money except to the extent such Indebtedness is permitted pursuant to Section 6.01;

(g) advances, loans, extensions of credit or capital contributions by any Credit Party to any other Credit Party and purchases by any Credit Party of Equity Interests in any other Credit Party;

(h) advances, loans or extensions of credit by any Credit Party or any other Subsidiary to officers, directors, employees and agents of such Credit Party or such Subsidiary (i) in the ordinary course of business for travel, entertainment or relocation expenses not to exceed $500,000 in the aggregate for all Credit Parties and Subsidiaries at any one time outstanding and (ii) relating to indemnification or reimbursement of such officers, directors, employees and agents in respect of liabilities relating to their service in such capacities;

(i) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j) accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(k) Capital Expenditures and Liens not prohibited by this Agreement;

(l) Investments consisting of the acquisition of controlling Equity Interests in, or all or substantially all of the assets or a material division or line of business of (each, an “Acquisition”) of, a Person in a business permitted under Section 6.03(b) and which meet the following criteria:

(i) each such Acquisition shall have been approved by the board of directors (and, if required under applicable law, the equity holders) of the entity to be acquired if such approval is required:

(ii) no Default shall have occurred and be continuing under the Financing Documents immediately prior to and after giving effect to the proposed Acquisition;

(iii) in connection with each such Acquisition, the Borrowers shall submit to the Administrative Agent, at least seven (7) Business Days prior to the closing of such Acquisition, a certificate of the Financial Officer which shall include a representation and warranty as to compliance with the requirements of this Section 6.04(l) and reasonably detailed calculations demonstrating compliance with the Availability requirements set forth in this Section 6.04(l);

(iv) if, at the time of the proposed Acquisition, Availability shall be less than $75,000,000, the total consideration paid by the Borrowers and their Subsidiaries for such Acquisition, together with the total consideration paid by the Borrowers and their Subsidiaries for other Acquisitions made during the period when Availability is less than $75,000,000 shall not exceed $10,000,000;

(v) the total consideration paid by Holdings and its Subsidiaries for all Acquisitions of Equity Interests or assets of Foreign Persons (including, without limitation, the aggregate amount of all Investments in Foreign Subsidiaries) shall not exceed $10,000,000 during the Availability Period;

(vi) if such Acquisition is structured as a merger involving a Borrower or any Subsidiary and a Person that is not a Subsidiary, such Borrower or such Subsidiary will be the surviving corporation; and

(vii) if, as a result of such Investment, a new Material Subsidiary is formed or acquired, the Credit Parties shall comply with the provisions of Section 5.11;

(m) Investments consisting of advances to the vendor under the Russian Contract in accordance with such contract and other advances in the ordinary course of business to vendors against purchases of inventory or equipment which the Borrowers or any of their Subsidiaries is obligated to purchase in the future;

(n) Investments in newly formed Subsidiaries and additional Investments in existing Subsidiaries that are not Credit Parties; provided that (i) if such Investment is made in connection with an Acquisition, such Acquisition shall comply with the provisions of clause (l) of this Section 6.04, (ii) if any newly formed or existing Subsidiary becomes a Material Subsidiary as a result of such Investment, the Credit Parties shall comply with Section 5.11, and (iii) if, at the time any Investment pursuant to this subparagraph (n) is made, Availability shall be less than $75,000,000, the aggregate amount of such Investment together with the aggregate amount of all other Investments made pursuant to this subparagraph (n) when Availability is less than $75,000,000, shall not exceed $10,000,000; and

(o) other Investments consisting of loans or advances to third parties, joint ventures or acquisitions of non-controlling Equity Interests in third parties, provided that if, at the time any Investment pursuant to this clause (o) is made, Availability shall be less than $75,000,000, the aggregate amount of such Investment together with the aggregate amount of all other Investments made pursuant to this clause (o) when Availability is less than $75,000,000, shall not exceed $10,000,000.

As used in Section 6.04(l) above, the term “total consideration” shall include all cash, property or assumed Indebtedness payable on or immediately after consummation of an Acquisition but shall not include Equity Interests of Holdings issued to the sellers in connection with any such Acquisition.

SECTION 6.05 Prepayment or Modification of Indebtedness; Modification of Operating Documents.

(a) The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly prepay, redeem, purchase or retire any Indebtedness if, at the time of such prepayment, redemption, purchase or retirement and after giving pro forma effect thereto, Availability shall be less than $75,000,000 or a Default or Event of Default shall have occurred and be continuing, except (i) prepayments or redemptions of the Loans hereunder, (ii) refinancings, refundings or replacements of Indebtedness permitted by Section 6.01(m), and (iii) as otherwise expressly permitted under Section 6.06; and provided that nothing herein shall prohibit the Borrowers from making regularly scheduled payments of principal, interest and fees (or any mandatory prepayment in respect of any Casualty Event or asset sale permitted under this Agreement) in respect of any Indebtedness permitted under Section 6.01.

(b) The Borrowers will not, and will not permit any of their Subsidiaries to, modify, amend or alter their operating agreements, certificates or articles of incorporation or other constitutive documents in a manner which would reasonably be expected to have a Material Adverse Effect or would otherwise be materially disadvantageous to the Lenders.

SECTION 6.06 Restricted Payments. The Borrowers will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except (a) any Subsidiary may pay dividends or distributions to any Credit Party and any Subsidiary which is not a Credit Party may pay dividends or distributions to any wholly-owned Subsidiary; (b) the Credit Parties may prepay, redeem, purchase, retire, refinance, refund or replace Indebtedness to the extent not restricted by Section 6.05; and (c) Holdings may declare and pay dividends or distributions to the holders of Equity Interests in Holdings, provided that (i) the aggregate amount of dividends paid in cash with respect to Holdings’ common stock shall not exceed $50,000,000 in any fiscal year and (ii) as of the date of declaration and after giving pro forma effect to each such Restricted Payment made by Holdings under this clause (c), no Default or Event of Default shall have occurred and be continuing and Availability shall equal or exceed $75,000,000. Notwithstanding anything to the contrary set forth herein, in no event shall any payment or distribution by Holdings or any Subsidiary of amounts up to $7,500,000 in the aggregate which are held in escrow with respect to the deferred purchase price owing in connection with Holdings’ acquisition of NAC Holding and/or NAC International be deemed a Restricted Payment or be otherwise subject to any restrictions under this Agreement.

SECTION 6.07 Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or their Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties and transactions between any Credit Party and any wholly-owned Subsidiary that is not a Credit Party, in each case to the extent such transactions are not otherwise prohibited under this Agreement or the other Financing Documents, (c) any Restricted Payment permitted by Section 6.06, (d) loans and advances to officers, directors, employees and agents permitted under Section 6.04(h), (e) fees and compensation paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees and agents of the Borrowers or any of their Subsidiaries, and (f) employment agreements entered into by the Borrowers or any of their Subsidiaries in the ordinary course of business.

SECTION 6.08 Restrictive Agreements. The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any of their Subsidiaries to create, incur or permit to exist Liens on the Collateral in favor of the Administrative Agent pursuant to the Financing Documents (or Liens on the Collateral in favor of any other agent or group of lenders that replaces or refinances the Loans and other obligations of the Borrowers to the Lenders and the Administrative Agent hereunder), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement (other than second lien Indebtedness incurred under Section 6.01(j)) if such restrictions or conditions apply only to the specific property or assets subject to such permitted Lien, or the proceeds thereof, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.09 Minimum Availability. The Borrowers shall not permit Availability at any time to be less than $35,000,000.

SECTION 6.10 Fixed Charge Coverage. If, at any time, Collateral Availability shall fall below $75,000,000 for seven (7) consecutive Business Days, then during the period from the seventh (7th) consecutive Business Day that Collateral Availability fell below $75,000,000 and continuing until the ninetieth (90th) consecutive day on which Collateral Availability exceeds $75,000,000 (the “Fixed Charge Applicable Period”), the Borrowers shall not permit the Fixed Charge Coverage Ratio as of the end of each month during the Fixed Charge Applicable Period to be less than 1.00:1.00 for the period of twelve (12) consecutive months most recently ended.

SECTION 6.11 Non-Financed Capital Expenditures. If, at any time, Available Liquidity shall fall below $125,000,000 for seven (7) consecutive Business Days, then during the period from the seventh (7th) consecutive Business Day that Available Liquidity fell below $125,000,000 and continuing until the ninetieth (90th) consecutive day on which Available Liquidity exceeds $125,000,000 (the “Non-Financed Capital Expenditure Applicable Period”), the Credit Parties shall not make any Non-Financed Capital Expenditures if, after giving effect thereto, the aggregate amount of Non-Financed Capital Expenditures made during the Non-Financed Capital Expenditure Applicable Period would exceed the remainder (not less than zero) of (a) $50,000,000 minus (b) the aggregate amount paid or required to be paid by Holdings and its Subsidiaries in cash during the Non-Financed Capital Expenditure Applicable Period in respect of regularly scheduled principal payments of Funded Debt (other than the Loans).

ARTICLE VII.

Events of Default

SECTION 7.01 Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan, the Revolving Credit Commitment Fee or any other fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Financing Document, within three (3) days after the same shall become due and payable (other than when caused by an administrative error on the part of the Administrative Agent, but such amount shall be payable immediately upon correction of any such error), whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(c) any representation or warranty made or deemed made by any Credit Party in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect (or, if such representation or warranty is by its terms qualified by concepts of materiality, in any respect) as of the date when made or deemed made;

(d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02 (with respect to insurance), 5.04 (with respect to audits and appraisals), 5.05, 5.08, 5.09 (with respect to Borrowers’ existence), 5.10(c) or 5.12 or in Article VI;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement of such Credit Party contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Financing Document, and such failure shall continue unremedied for a period of thirty (30) days;

(f) default shall be made with respect to any Material Indebtedness of any Credit Party if the effect of any such default shall be to accelerate, or to permit (with or without the giving of notice, the lapse of time or both) the holder or obligee of such Indebtedness (or any trustee on behalf of such holder or obligee) at its option to accelerate the maturity of such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Credit Party to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Person obligated thereunder not to be, a legal, valid and binding obligation of such Person, including the improper filing by such Person of an amendment or termination statement relating to a filed financing statement describing the Collateral, or any Lien on any material portion of the Collateral purported to be created by any of such Financing Documents shall for any reason cease to be, or be asserted by any Person granting any such Lien not to be a valid, first priority perfected Lien (except to the extent otherwise permitted under any of the Financing Documents);

(n) any material damage to, or loss, theft or destruction of, any material Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty continuing for more than thirty (30) consecutive days beyond the coverage of any applicable business interruption insurance, if in the case of any of the foregoing, any such event or circumstance would reasonably be expected to have a Material Adverse Effect; or

(o) default under or failure by the Borrowers (or any Material Subsidiary formed in connection with the American Centrifuge project) to comply with any term or provision of the Lease Agreement dated July 1, 1993 between the DOE and Enrichment (as the same may from time to time be amended, modified, supplemented or restated in accordance with its terms), the DOE Agreement or any other material contract or agreement with the DOE or the Russian Contract, or any exercise by the DOE of its rights or remedies under the DOE Agreement, which, in each case, would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Credit Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require that the Borrowers deposit cash collateral in an amount equal to 105% of the L/C Exposure or (iv) exercise any other rights or remedies available under the Financing Documents or applicable law; and in case of any event with respect to the Credit Parties described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.02 Performance by the Administrative Agent. If, upon the occurrence and during the continuance of any Event of Default and upon not less than seven (7) days prior written notice by the Administrative Agent to the Borrowers, any Credit Party shall fail to perform any covenant or agreement in accordance with the terms of the Financing Documents, the Administrative Agent may, at the direction of Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Credit Party. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable default rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Credit Party under any Financing Document. The Administrative Agent may be obligated to pay certain amounts to the financial institutions party to the cash management and control agreements executed pursuant hereto from time to time, including without limitations, fees owed to such financial institutions arising from their lock box and other deposit account services and amounts sufficient to reimburse such financial institutions for the amount of any item deposited in the related account which is returned unpaid. In the event either the Administrative Agent is required to pay any such amounts, the Administrative Agent shall notify the Borrowers and Borrowers shall promptly pay any amount so expended by the Administrative Agent to the Administrative Agent together with interest at the applicable default rate from and including the date of such expenditure to but excluding the date that such expenditure is paid in full. Amounts due and unpaid under this Section 7.02 may be funded as Swingline Loans or Revolving Loans subject to the applicable terms and conditions of this Agreement.

ARTICLE VIII.

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent both as administrative agent and collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or their Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

With respect to the release of Collateral, the Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any property covered by this Agreement or the other Financing Documents (i) upon termination or expiration of the Commitments, the payment and satisfaction of all obligations arising with respect to the Loans, all fees and expenses, the expiration or termination of all the Letters of Credit and the reimbursement of all LC Disbursements; or (ii) constituting property being sold or disposed of in compliance with the provisions of the Financing Documents (and the Administrative Agent may rely in good faith conclusively on any certificate stating that the property is being sold or disposed of in compliance with the provisions of the Financing Documents, without further inquiry); provided, however, that (x) the Administrative Agent shall not be required to execute any release on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the property covered by the Financing Documents.

With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the Uniform Commercial Code or any comparable provision of any Lien perfection statute in any applicable jurisdiction, can be perfected only by possession, each Lender hereby appoints each other Lender its agent for the purpose of perfecting such interest. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent, and, promptly upon the Administrative Agent’s request, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Document or to realize upon any Collateral for the Loans, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of the Administrative Agent.

In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Credit Party or any other Person obligated under the Financing Document, the Administrative Agent is authorized, to the fullest extent permitted by applicable law, to file a proof of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by such Person. With respect to any such proof of claim which the Administrative Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrowers (not to be unreasonably withheld, except that no such approval shall be required upon the occurrence and continuance of an Event of Default), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with such an office. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

The parties hereto agree that the titles Joint Book Manager, Syndication Agent and Documentation Agent are honorary and confer no duties upon such agents except as a Lender hereunder, provided that the Joint Book Managers, Syndication Agent and Documentation Agent shall be entitled to the rights and benefits specifically provided for herein.

ARTICLE IX.

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(i) if to the Borrowers or to any other Credit Party, to USEC Inc. at 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention: Treasurer (Fax No. 301-564-3237) with copies for informational purposes only to Todd R. Triller, Esq., O’Melveny & Myers LLP, 7 Times Square, New York, New York 10036-6537 (Fax No. 212-326-2061);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., One Chase Square, T-25, Rochester, NY 14643, Attention of James Barbato, Account Officer (Fax No. 585-258-7440) with copies for information purposes only to David L. Ruediger, Esq., Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 (Fax No. 617-227-4420); and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by (i) the means set forth in Section 9.01(a) above, (ii) e-mail and Intralinks or other nationally recognized internet or intranet websites and (iii) such other means of electronic communications as may be approved by the Administrative Agent and the Lenders. All such notices and other communications (x) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (y) posted to Intralinks or another nationally recognized Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to each of them hereunder by electronic communications other than those set forth in clauses (i) through (iii) above pursuant to procedures approved by each such party; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers there from shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or increase the aggregate amount of the Commitments without the written consent of each Lender, (ii) reduce the principal amount of any Loan, Note or LC Disbursement or reduce the rate of interest thereon (other than the determination not to charge an increased rate of interest after an Event of Default), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the Maturity Date or the scheduled date of payment of the principal amount of any Loan (other than pursuant to Section 2.09(b) hereof) or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Sections 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) increase any percentage or amount contained in the definition of Borrowing Base, increase the maximum permitted LC Exposure, increase the maximum amount of Overadvance Loans that may be outstanding at any time or the maximum duration of any Overadvance Loan or release all or a material portion of the Collateral, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, Swingline Lender or the Issuing Bank, as the case may be.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Documentation Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Syndication Agent and the Documentation Agent, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement or any amendments, modifications or waivers requested by the Borrowers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) during the continuance of a Default, all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds there from (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor and may be funded as Swingline Loans or Revolving Loans in accordance with the applicable terms and conditions of this Agreement.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including an Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent and the Borrowers (unless an Event of Default has occurred and is continuing), provided that no consent of the Borrowers shall be required for an assignment to an assignee that is a Lender (or a fund that is an Eligible Assignee and that is managed by a Lender or an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender (an “Affiliated Fund”)) immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Affiliated Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any Note or Notes subject to such assignment and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Upon notice to the Borrowers, at the Borrowers’ expense, the Borrowers shall execute and deliver to the Administrative Agent in exchange for such surrendered Notes, new Notes to the order of the assignee in an amount equal to the portion of the Commitments assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Commitment hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or its Subsidiaries against any of and all the obligations of the Borrower or its Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 GOVERNING LAW; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’(involved in the extension of credit to the Borrowers) directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers or any Subsidiary. In addition, each of the Administrative Agent, the Issuing Bank and the Lenders agrees that it will not, without the prior written consent of the Borrowers, reference the Borrowers or the Transactions in any advertisement, including any tombstones. For the purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, each of the Administrative Agent, the Issuing Bank and the Lenders agrees that any information relating to the Credit Parties’ Customers or their contracts with its Customers shall not be disclosed to any Person (other than legal counsel) without Borrowers’ express written consent.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Subordination by Credit Parties. Each Borrower, individually and on behalf of each other Credit Party, hereby agrees that all present and future Indebtedness of any Credit Party to another Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Loans and all other obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders, and each Borrower, individually and on behalf of each other Credit Party, agrees not to, during the existence of a Default, make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Loans and all other obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders shall have been indefeasibly paid in full. So long as no Default shall have occurred and be continuing and no Default shall be immediately caused thereby and such Intercompany Indebtedness is permitted by the terms of this Agreement, the Credit Parties may make and receive such payments in respect of any present or future Intercompany Indebtedness as shall be customary in the ordinary course of the Credit Parties’ business. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of the Loans and all other obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

SECTION 9.15 USA Patriot Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.

SECTION 9.16 Qualifications Regarding Credit Party Disclosures. Notwithstanding anything to the contrary set forth herein, in no event shall any Credit Party be required to provide in any exhibit or schedule hereto, or in response to any disclosure required hereunder or any under Financing Document (including any annex, exhibit or schedule thereto), any information that is “classified” for reasons of national security or foreign policy under applicable laws, and each of the Credit Parties’ representations and warranties hereunder and thereunder and the annexes, exhibits and schedules hereto and thereto are so qualified.

SECTION 9.17 Restatement. As of the date hereof, the terms conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety by this Agreement, provided that nothing herein shall impair or adversely affect the continuation of the liability and obligations of the Credit Parties under the Existing Credit Agreement as amended hereby and nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Credit Parties evidenced by or arising under the Existing Credit Agreement or the other Existing Financing Documents as amended hereby, and the liens and security interests in favor of the Administrative Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, except as expressly provided herein or in the other Financing Documents. Notwithstanding the foregoing, each party hereto acknowledges and agrees that non-compliance with any provision of the Existing Credit Agreement or the other Existing Financing Documents, if any, prior to the Effective Date is hereby waived.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

USEC INC.

By:/s/Ellen C. Wolf
Name: Ellen C. Wolf
Title: Senior Vice President and
Chief Financial Officer

UNITED STATES ENRICHMENT CORPORATION

By:/s/ Ellen C. Wolf
Name: Ellen C. Wolf
Title: Senior Vice President and
Chief Financial Officer

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as
Administrative and Collateral Agent

By:/s/ James M. Barbato
Name: James M. Barbato
Title: Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:/s/ James M. Barbato
Name: James M. Barbato
Title: Vice President

MERRILL LYNCH CAPITAL, a division of
MERRILL LYNCH BUSINESS FINANCIAL SERVICES
INC., as Co-Syndication Agent and a Lender

By:/s/ Mark Gertzof
Name: Mark Gertzof
Title: Director, Team Leader

GOLDMAN SACHS CREDIT PARTNERS L.P., as
Co-Syndication Agent and a Lender

By:/s/ Walter Jackson
Name: Walter Jackson
Title: Authorized Signature

GMAC COMMERCIAL FINANCE LLC, as
Co-Documentation Agent and a Lender

By:/s/ Thomas Maiale
Name: Thomas Maiale
Title: Directors

WACHOVIA BANK, NATIONAL ASSOCIATION, as
Co-Documentation Agent and a Lender

By:/s/ Jason Searle
Name: Jason Searle
Title: Associate

NEWCOURT CAPITAL USA, INC.

By:/s/ Robert W. Sexton
Name: Robert W. Sexton
Title: Senior Vice President

SIEMENS FINANCIAL SERVICES, INC.

By:/s/ Frank Amodio
Name: Frank Amodio
Title: VP-Credit

SOVEREIGN BANK

By:/s/ Steven Fahringer
Name: Steven Fahringer
Title: Assistant Vice President

N.M. ROTHSCHILD & SONS LIMITED

By:/s/ D. R. Lewis
Name: D.R. Lewis
Title: Director

N.M. ROTHSCHILD & SONS LIMITED
By:/s/ James Spencer-Jones
Name: James Spencer-Jones
Title: Director

WELLS FARGO FOOTHILL, LLC

By:/s/ Dennis King
Name: Dennis King
Title: Vice President

WESTERNBANK PUERTO RICO

By:/s/ Miguel A. Vázquez
Name: Miguel A. Vázquez
Title: President, Business Credit Division

CO-AGENT:

CIT Capital Securities, LLC

By:/s/ Robert W. Sexton
Name: Robert W. Sexton
Title: Senior Vice President